Exhibit 10.4

SKY HARBOUR LLC

A Delaware Limited Liability Company

THIRD AMENDED AND RESTATED OPERATING AGREEMENT

Dated as of January 25, 2022

THE UNITS REPRESENTED BY THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, ASSIGNED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

Page

ARTICLE 1 DEFINITIONS		2
ARTICLE 2 FORMATION OF LIMITED LIABILITY COMPANY		12
2.1	Formation and Tax Classification	12
2.2	Continuation of the Company	12
2.3	Company Name	12
2.4	Term of Company	12
2.5	Purposes	12
2.6	Limitation of Liability	12
2.7	Title to Company Property	13
ARTICLE 3 MANAGEMENT		13
3.1	Management of the Company	13
3.2	Officers	13
3.3	No Management by Members	13
3.4	Reliance by Third Parties	13
3.5	Personnel; Expenses; Insurance; Reimbursements; Related Party Transactions.	14
3.6	Restrictions on the Managing Member’s Authority	15
ARTICLE 4 MEMBERS, UNITS, CAPITAL CONTRIBUTIONS, CAPITAL ACCOUNTS		15
4.1	Identity of Members	15
4.2	Units.	15
4.3	Capital Contributions	18
4.4	Accounts	18
4.5	Additional Ownership Interests	19
4.6	Advances	19
4.7	No Resignation or Withdrawal; No Interest	20
4.8	Nature of Ownership Interest; No Partition	20
4.9	Warrants	20
4.10	Authorization and Issuance of Additional Common Units	20
4.11	Repurchase or Redemption of Shares of Class A Common Stock	21
4.12	Managing Member Equity Awards	22

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(Continued)

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4.13	Forfeiture of Incentive Equity Units	24
ARTICLE 5 ALLOCATIONS		24
5.1	Allocations of Profits and Losses	24
5.2	Regulatory Allocations	24
5.3	Tax Allocations	26
ARTICLE 6 DISTRIBUTIONS		27
6.1	Distributions	27
6.2	Distributions In-Kind	27
6.3	Tax Distributions	28
6.4	Amounts Withheld	29
6.5	Limitations on Distribution	29
ARTICLE 7 BOOKS AND RECORDS		30
7.1	Books, Record and Financial Statements	30
7.2	Accounting Methods	30
7.3	Audit	30
ARTICLE 8 TAX MATTERS		31
8.1	Partnership Representative	31
8.2	Section 754 Election	32
8.3	Section 83(b) Elections	32
8.4	Other Tax Matters.	33
8.5	Adverse Tax Consequences	34
8.6	Post-Closing Covenants	35
ARTICLE 9 LIABILITY, EXCULPATION AND INDEMNIFICATION		35
9.1	Exculpation	35
9.2	Indemnification by the Company	35
9.3	Insurance	37
ARTICLE 10 RESTRICTIONS ON TRANSFERS OF OWNERSHIP INTERESTS		37
10.1	Transfers by the Managing Member	37
10.2	Transfers by Members	38
10.3	Certain Provisions Applicable to Transfers	38

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(Continued)

Page

10.4	Pledges	39
10.5	Certain Transactions with Respect to the Managing Member	39
ARTICLE 11 REDEMPTION		41
11.1	Redemption Right of a Member	41
11.2	Contribution of the Managing Member	43
11.3	Exchange of Incentive Equity Units	44
11.4	Direct Exchange Right of the Managing Member	44
11.5	Reservation of Shares of Class A Common Stock; Listing; Certificate of Incorporation	45
11.6	Effect of Exercise of Redemption	46
11.7	Tax Treatment	46
11.8	Blocker Merger Transaction Cooperation	46
ARTICLE 12 DISSOLUTION, LIQUIDATION AND TERMINATION		47
12.1	Dissolution	47
12.2	Notice of Dissolution	47
12.3	Liquidation	47
12.4	Termination	47
12.5	Claims of the Members	47
ARTICLE 13 PROCEDURES FOR ACTIONS AND CONSENTS OF MEMBERS		47
13.1	Procedures for Actions and Consents of Members	47
13.2	Actions and Consents of Members.	47
ARTICLE 14 MISCELLANEOUS		49
14.1	Notices	49
14.2	Failure to Pursue Remedies	49
14.3	Cumulative Remedies	49
14.4	Binding Effect	49
14.5	Interpretation	49
14.6	Severability	50
14.7	Counterparts	50
14.8	Integration	50
14.9	Amendments	50
14.10	Headings	50
14.11	Governing Law	50
14.12	Consent to Jurisdiction	50
14.13	Waiver of Jury Trial	50

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SKY HARBOUR LLC

THIRD AMENDED AND RESTATED OPERATING AGREEMENT

This THIRD AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) of SKY HARBOUR LLC, a Delaware limited liability company (the “Company”), is made and entered into and becomes effective as of the 25th day of January, 2022 (the “Effective Date”) by and among the Company, Sky Harbour Group Corporation, a Delaware corporation (f/k/a Yellowstone Acquisition Company), as the managing member of the Company (together with any successor managing member permitted pursuant to this Agreement, the “Managing Member”) and the Members.

RECITALS

WHEREAS, the Company was organized on October 19, 2017 by filing a Certificate of Formation (the “Certificate”) with the office of the Secretary of State of the State of Delaware pursuant to the provisions of the Delaware Limited Liability Company Act (6 Del. C. §18-101 et. seq.), as amended from time to time (the “Act”);

WHEREAS, the Company and certain other persons have entered into that certain Second Amended and Restated Operating Agreement of Sky Harbour LLC, dated as of September 14, 2021 (the “Previous Agreement”);

WHEREAS, in connection with a Boston Omaha SPAC Transaction (as defined in the Previous Agreement), the Board of Managers of the Company may amend and restate this Agreement in substantially the form contemplated hereby; and

WHEREAS, in connection with the transactions contemplated by the Boston Omaha Business Combination Agreement (as defined in the Previous Agreement), pursuant to which a Boston Omaha SPAC Transaction will be consummated (the “Purchase Agreement”), the Members desire to, and the Board of Managers of the Company have resolved to, amend and restate the Previous Agreement to, among other things: (i) reflect Sky Harbour Group Corporation as the Managing Member, (ii) recapitalize the Company to (x) reclassify the Existing Company Common Units, Existing Company Preferred Units and Existing Company Incentive Units (collectively, the “Previous Interests”) as set forth herein, (y) create two classes of units, Common Units and Incentive Equity Units and (z) provide for the issuance of additional Common Units as contemplated by the Purchase Agreement and the issuance of the Warrants pursuant to the Warrant Agreements; and

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

“Act” has the meaning given to such term in the recitals to this Agreement.

“Action” means any claim, action, suit, charge, litigation, arbitration, mediation audit, notice of violation or citation received, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Adjusted Capital Account Deficit” means with respect to the Capital Account of any Member as of the end of any Fiscal Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Member’s Capital Account balance shall be:

(a)         reduced for any items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6); and

(b)         increased for any amount such Member is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulation Section 1.704‑1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to minimum gain).

“Affiliate” means with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise, and is not limited, for instance, to the ownership of more than fifty percent (50%) of the voting securities of a corporate Person. For purposes of this Agreement, no Member shall be deemed to be an Affiliate of any other Member solely as a result of membership in the Company.

“Agreement” has the meaning given to such term in the Preamble.

“Assumed Tax Rate” has the meaning set forth in Section 6.3.

“Black-Out Period” means any “black-out” or similar period under the Managing Member’s policies covering trading in the Managing Member’s securities to which the applicable Redeeming Member is subject (or will be subject at such time as it owns Class A Common Stock), which period restricts the ability of such Redeeming Member to immediately resell shares of Class A Common Stock to be delivered to such Redeeming Member in connection with a Share Settlement.

“Blocker Corporation” has the meaning set forth in Section 11.8.

“Blocker Merger Transaction” has the meaning set forth in Section 11.8.

“Board” means the Board of Directors of the Managing Member.

“Book Value” means, with respect to any property of the Company (including any property of any Subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes), the Company’s adjusted basis for U.S. federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulation Section 1.704-1(b)(2)(iv)(d)-(g).

“Boston Omaha Units” has the meaning ascribed to such term in the Previous Agreement.

“Capital Account” means, with respect to any Member, the account maintained for such Member in accordance with the provisions of this Agreement.

“Capital Contribution” means a contribution of money or other property by a Member to the Company.

“Catch-Up Unit” means an Incentive Equity Unit that has a “catch-up” right pursuant to which the holders of such Catch-Up Units are entitled to priority distributions pursuant to Section 6.1.1(a) until their Unreturned Catch-Up Amount has been paid in full.

“Certificate” has the meaning set forth in the Preamble.

“Change of Control” means the occurrence of any of the following events:

(1)         any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and excluding the Permitted Holders) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class B Common Stock, preferred stock and/or any other class or classes of capital stock of the Managing Member (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of the Managing Member entitled to vote;

(2)         the stockholders of the Managing Member approve a plan of complete liquidation or dissolution of the Managing Member or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Managing Member of all or substantially all of the Managing Member’s assets (including a sale of all or substantially all of the assets of the Company); or

(3)         there is consummated a merger or consolidation of the Managing Member with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Managing Member immediately prior to such merger or consolidation do not continue to represent, or are not converted into, more than fifty percent (50%) of the combined voting power of, or economic interest in, the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock, Class B Common Stock, preferred stock and/or any other class or classes of capital stock of the Managing Member immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Managing Member immediately following such transaction or series of transactions.

“Change of Control Date” has the meaning set forth in Section 10.5.1.

“Change of Control Transaction” means any Change of Control that was approved by the Board prior to such Change of Control.

“Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of the Managing Member.

“Class B Common Stock” means the Class B Common Stock, par value $0.0001 per share, of the Managing Member.

“Closing” has the meaning set forth in the Purchase Agreement.

“Closing Date” has the meaning set forth in the Purchase Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding federal tax statute enacted after the date of this Agreement.

“Common Unit” means a unit of Ownership Interest which entitles the holder thereof to the distributions, allocations, and other rights that are accorded holders of Common Units under this Agreement.

“Common Unit Redemption Price” means, with respect to any Redemption, the arithmetic average of the volume weighted average prices for a share of Class A Common Stock (or any class of stock into which it has been converted) on the Stock Exchange, or any other exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by Bloomberg, L.P., or its successor, for each of the five (5) consecutive full trading days ending on and including the last full trading day immediately prior to the applicable Redemption Date, subject to appropriate and equitable adjustment (if any) for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock as determined by the Managing Member in good faith. If the Class A Common Stock no longer trades on the Stock Exchange or any other securities exchange or automated or electronic quotation system as of any particular Redemption Date, then the Managing Member (through a majority of its independent directors (within the meaning of the rules of the Stock Exchange)) shall determine the Common Unit Redemption Price in good faith.

“Company” has the meaning given to such term in the preamble to this Agreement.

“Consent” means the consent to, approval of, or vote in favor of a proposed action by a Member given in accordance with Article 13 hereof.

“Converted Common Units” has the meaning set forth in Section 4.2.3.2.

“Converting Existing Company Common Units” has the meaning set forth in Section 4.2.3.2.

“Corresponding Rights” means any rights issued with respect to a share of Class A Common Stock or Class B Common Stock pursuant to a “poison pill” or similar stockholder rights plan approved by the Board.

“Covered Person” has the meaning set forth in Section 9.1.1.

“Covered Proceeding” has the meaning set forth in Section 9.2.2.

“Direct Exchange” has the meaning set forth in Section 11.4.

“Distribution Threshold” means, with respect to an Incentive Equity Unit, the Distribution Threshold applicable to such Incentive Equity Unit as set forth on Exhibit C as may be adjusted pursuant to the terms of this Agreement.

“Draft Tax Statements” has the meaning set forth in Section 8.4.2.3.

“Effective Date” has the meaning set forth in the Preamble.

“Effective Time” means the effective time of the Closing.

“Equity Securities” means, with regard to any Person, as applicable, (a) any capital stock, voting, partnership, membership, joint venture or other ownership or equity interests, or other share capital of such Person, (b) any debt or equity securities of such Person, directly or indirectly, convertible into or exchangeable for any capital stock, partnership, membership, joint venture or other ownership or equity interests, or other share capital (whether voting or non-voting, whether preferred, common or otherwise) of such Person or containing any profit participation features with respect to such Person, (c) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, partnership, membership, joint venture or other ownership or equity interests, other share capital of such Person or securities containing any profit participation features with respect to such Person or directly or indirectly to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, partnership, membership, joint venture or other ownership interests, other share capital of such Person or securities containing any profit participation features with respect to such Person, (d) any share, unit or Ownership Interest appreciation rights, phantom share rights, contingent interest or other similar rights relating to such Person, or (e) any Equity Securities of such Person issued or issuable with respect to the securities referred to in clauses (a) through (d) above in connection with a combination of shares, units or Ownership Interests or recapitalization, exchange, merger, consolidation or other reorganization.

“Estimated Tax Periods” means the periods from January 1 to March 31, from April 1 to May 31, from June 1 to August 31, and from September 1 to December 31, which may be adjusted by the Managing Member to the extent necessary to take into account changes in estimated tax payment due dates for U.S. federal income taxes under applicable law.

“Exchanged Incentive Equity Units” has the meaning set forth in Section 11.3.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Exchange Election Notice” has the meaning set forth in Section 11.4.2.

“Excluded Instruments” has the meaning set forth in Section 4.9.

“Existing Company Common Unit Conversion Ratio” has the meaning set forth in Section 4.2.3.2.

“Existing Company Common Units” means Common Units as defined in Previous Agreement.

“Existing Company Founder Units” means Common Units as defined in the Previous Agreement.

“Existing Company Pre-Transaction Recapitalization” means the automatic conversion of all Existing Company Series A Preferred Units and Existing Company Founder Units into Existing Company Common Units prior to the Effective Time pursuant to Section 2.10(p) of the Previous Agreement, including the issuance of Additional Common Units (as defined in the Previous Agreement) pursuant to Sections 2.10(p)(i)(E) and 2.11(c) of the Previous Agreement.

“Existing Company Incentive Units” means the Incentive Units issued pursuant to the Previous Agreement.

“Existing Company Preferred Units” means, collectively, the Existing Company Series A Preferred Units and the Existing Company Series B Preferred Units.

“Existing Company Series A Preferred Units” means all Series A Preferred Units (as defined in the Prior Agreement) outstanding immediately prior to the Existing Company Pre-Transaction Recapitalization.

“Existing Company Series B Preferred Units” means those Series B Preferred Units (as defined in the Prior Agreement) outstanding immediately prior to the Existing Company Pre-Transaction Recapitalization.

“Fair Market Value” means, with respect to any asset, Unit or other security, as of the date of determination, the cash price (as determined in the reasonable discretion of the Managing Member) at which a willing seller would sell, and a willing buyer would buy, each being apprised of all relevant facts and neither acting under compulsion, such asset or security in an arm’s‑length negotiated transaction with an unaffiliated third party without time constraints.

“Final Tax Statements” has the meaning set forth in Section 8.4.2.3.

“Fiscal Year” means (i) any twelve (12)-month period commencing on January 1 and ending on December 31 or (ii) any portion of the period described in clause (i) of this sentence for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Article 4, subject to, in either case for tax matters, Section 706 of the Code.

“GAAP” means U.S. generally accepted accounting principles, in effect as of the date of determination thereof.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or non-U.S. jurisdiction.

“Incentive Equity Exchange” has the meaning set forth in Section 11.3.

“Incentive Equity Exchange Date” has the meaning set forth in Section 11.3.

“Incentive Equity Exchange Notice” has the meaning set forth in Section 11.3.

“Incentive Equity Exchange Right” has the meaning set forth in Section 11.3.

“Incentive Equity Exchanging Member” has the meaning set forth in Section 11.3.

“Incentive Equity Unit” means a unit of Ownership Interest designated as an Incentive Equity Unit which entitles the holder thereof to the distributions, allocations, and other rights that are accorded holders of Incentive Equity Units under this Agreement.

“Incentive Equity Unit Adjustment Amount” means, with respect to an Incentive Equity Unit, (a) the number of Existing Company Common Units deemed to have been issued with respect to such Incentive Equity Unit pursuant to Section 2.12(c)(ii) of the Previous Agreement upon a hypothetical conversion of all vested and unvested Existing Company Incentive Units into Common Units concurrently with the Existing Company Pre-Transaction Recapitalization to the holder of the Original Existing Company Incentive Units (or fraction thereof) which converted into such Incentive Equity Unit multiplied by (b) the Existing Company Common Unit Conversion Ratio.

“Incentive Equity Unit Grant Agreement” shall mean the Incentive Unit Grant Agreement or other agreement pursuant to which Existing Company Incentive Units or Incentive Equity Units were originally granted.

“Lender” has the meaning set forth in Section 10.4.2.

“Lock-Up Agreement” means the Lock-Up Agreement, dated the Effective Date, by and among the Members party thereto.

“Managing Member” has the meaning set forth in the preamble.

“Managing Member Equity Plan” means any stock incentive or equity purchase plan or other similar equity compensation plan now or hereafter adopted by the Managing Member, including the Sky Harbour Group Corporation 2022 Incentive Award Plan.

“Member(s)” means the Persons identified as the Members on Exhibit A hereto and such other Persons who may become Members from time to time under the terms of this Agreement. Any reference to a particular Member or holder of an Ownership Interest shall include successors and permitted transferees of such Member.

“Member Representative” means Tal Keinan.

“Member Schedule” has the meaning set forth in Section 7.1.1.

“Minimum Gain” means “partnership minimum gain” determined pursuant to Treasury Regulation Section 1.704-2(d).

“Optionee” means a Person to whom a Stock Option is granted under any Managing Member Equity Plan and any holder of an Incentive Equity Unit.

“Original Existing Company Incentive Units” has the meaning set forth in Section 4.2.4.

“Ownership Interest” means the entire ownership interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled under this Agreement and the Act, together with the obligations of such Member to comply with all the terms and provisions of this Agreement with which such Member is required to comply.

“Partnership Representative” has the meaning set forth in Section 8.1.1.

“Percentage Interest” means, with respect to any Member as of any time, the percentage determined by dividing the number of Units held by the Member as of such time by the total number of Units then outstanding, provided that Incentive Units whose Distribution Threshold has not yet been reached shall not be included in the calculation of Percentage Interest as described in Section 6.1.4.

“Permitted Holder” means (i) the Stockholder Parties (as defined in the Stockholders’ Agreement) as of the Closing; (ii) any Permitted Transferee (as defined in the Stockholders’ Agreement) that becomes party to the Stockholders’ Agreement; (iii) any Affiliate of any of the foregoing; or (iv) any “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) in which the Persons referred to in the foregoing clauses (i) – (v) beneficially own (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) in the aggregate, directly or indirectly, a majority of the voting power of the shares of Class A Common Stock and Class B Common Stock beneficially owned by such “group.”

“Permitted Transfer” has the meaning set forth in Section 10.2.2.

“Permitted Transferee” has the meaning set forth in Section 10.2.2.

“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization, and any government or subdivision thereof or any governmental or regulatory agency.

“Pre-Closing Tax Proceeding” has the meaning set forth in Section 8.1.4.

“Previous Agreement” has the meaning set forth in the Recitals.

“Previous Interests” has the meaning set forth in the Recitals.

“Profits” and “Losses” means, for each Fiscal Year or other applicable period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or other applicable period, determined in accordance with Section 703(a) of the Code (but including in taxable income or loss for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments:

(i)         any income of the Company exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition will be added to such taxable income or loss;

(ii)         any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulation § 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses pursuant to this definition will be subtracted from such taxable income or loss;

(iii)         depreciation, amortization, and gain or loss with respect to any property shall be computed with regard to the Book Value of the property;

(iv)         if the Book Value of any Company property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property;

(v)         items of income, gain, loss or deduction attributable to the disposition of Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property;

(vi)         to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis); and

(vii)         such other adjustments shall be made as are reasonably required in the good faith discretion of the Managing Member in order for the allocations under Article 4 to comply with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

Items of Company income, gain, loss, deduction, and expense that are to be specially allocated under any provision hereof shall be computed in a manner consistent with the computation of “Profits and Losses.”

“Pubco Offer” has the meaning set forth in Section 10.5.2.

“Purchase Agreement” has the meaning set forth in the Recitals.

“Redeemed Units” has the meaning set forth in Section 11.1.1.

“Redeeming Member” has the meaning set forth in Section 11.1.1.

“Redemption” has the meaning set forth in Section 11.1.1.

“Redemption Date” has the meaning set forth in Section 11.1.1.

“Redemption Notice” has the meaning set forth in Section 11.1.1.

“Redemption Right” has the meaning set forth in Section 11.1.1.

“Registration Rights Agreement” means the Registration Rights Agreement, dated the Effective Date, by and among the Managing Member, the Sponsor and the other parties thereto from time to time.

“Regulatory Allocations” has the meaning set forth in Section 5.2.6.

“Securities Act” means the U.S. Securities Act of 1933 and the rules promulgated thereunder, each as amended from time to time.

“Share Settlement” means a number of shares of Class A Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units.

“Sponsor” means, collectively, BOC Yellowstone LLC, a Delaware limited liability company and BOC Yellowstone II LLC, a Delaware limited liability company.

“State” means any state or commonwealth of the United States of America; the District of Columbia; the Commonwealth of Puerto Rico; and any other dependency, possession or territory of the United States of America.

“Stock Exchange” means The Nasdaq Stock Market LLC.

“Stock Option” has the meaning set forth in Section 4.12.1.

“Stockholders’ Agreement” means the Stockholders’ Agreement, dated the Effective Date, by and among the Managing Member and the other parties thereto from time to time.

“Subsidiary” means, for any Person, any other Person of which the initial Person directly or indirectly owns more than fifty percent (50%) of the outstanding voting securities or that is required to be consolidated with the initial Person under GAAP. Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to a Subsidiary of the Company.

“Tax Date” has the meaning set forth in Section 4.12.2.2.

“Tax Distribution Amount” has the meaning set forth in Section 6.3.

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of the Effective Date, by and among the Company, the Managing Member and the other parties named therein.

“Tax Withholding/Payment Amounts” has the meaning set forth in Section 6.4.

“Transfer” means any sale, exchange, transfer, or assignment (including a pledge or other grant of a security interest), whether voluntary or involuntary.

“Transferee” has the meaning set forth in Section 10.3.

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Units” means, collectively, the Common Units and the Incentive Equity Units.

“Unreturned Catch-Up Amount” means, with respect to any Catch-Up Unit, as of any date, the amount (if any) by which (i) such Catch-Up Unit’s Catch-Up Amount exceeds (ii) the aggregate amount distributed or deemed distributed with respect to such Catch-Up Unit through such date pursuant to Section 6.1.1 and to its Original Existing Company Incentive Unit pursuant to the Previous Agreement. For purposes of determining the Unreturned Catch-Up Amount, any amounts distributable in respect of an unvested Catch-Up Unit but withheld by the Company until such Catch-Up Unit becomes a vested Catch-Up Unit shall be deemed to have been distributed with respect to such Catch-Up Unit.

“Warrant Agreements” has the meaning set forth in Section 4.9.

“Warrants” has the meaning set forth in Section 4.9.

Other terms defined in this Agreement have the meanings so given them.

ARTICLE 2

FORMATION OF LIMITED LIABILITY COMPANY

2.1    Formation and Tax Classification. The Company has been previously formed as a limited liability company under and pursuant to the Act. Each Member represents and warrants that such Member is duly authorized to join in this Agreement and that the person executing this Agreement on its behalf is duly authorized to do so. The Members intend that the Company will and shall continue to be classified as a partnership for federal, state and local income and franchise tax purposes and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment. The Members intend that the Company shall not be a partnership (including, without limitation, a limited partnership) for any other purpose.

2.2    Continuation of the Company. The Members hereby continue the Company as a limited liability company under the Act and agree to operate the Company on the terms and subject to the conditions and for the purposes and the term set forth herein. The rights and obligations of the Members shall be as provided in the Act, except as expressly provided herein. As of the Effective Time, any previous agreement for the formation, organization, or governance of the Company (including, but not limited to, the Previous Agreement) is hereby superseded and amended by substituting this Agreement in its entirety. The Managing Member shall, from time to time, execute or cause to be executed all such certificates, instruments and other documents, and do, make, or cause to be done or made all such filings, recordings, publishings and other acts as the Managing Member may deem necessary or appropriate to comply with the requirements of law for the continuation and operation of the Company in all jurisdictions in which the Company shall desire to conduct its business.

2.3    Company Name. The name of the Company is “Sky Harbour LLC.” The business of the Company shall be conducted under such name or such other name as shall be designated from time to time by the Managing Member in compliance with the Act.

2.4    Term of Company. The term of the Company shall be deemed to have commenced on the date that the Certificate of the Company was initially filed with the Secretary of State of the State of Delaware and shall continue until dissolved or otherwise terminated pursuant to this Agreement or the laws of the State of Delaware.

2.5    Purposes. The Company has been formed for the object and purpose of engaging in any lawful act or activity for which a limited liability company may be organized under the Delaware Act.

2.6    Limitation of Liability. Except as provided in the Act or as expressly provided in this Agreement, no Member of the Company shall be obligated personally for any debt, obligation, or liability of the Company or of any other Member solely by reason of being a Member of the Company. In no event shall any Member or former Member (i) be obligated to make any capital contribution or payment to or on behalf of the Company except as expressly provided for in this Agreement, (ii) have any liability in its capacity as a Member in excess of such Member’s obligation to make capital contributions or other payments pursuant to Section 4.4 and any other payments expressly provided for in this Agreement or (iii) have any liability to return distributions received by such Member from the Company except as otherwise specifically provided in this Agreement or other related agreements, as expressly agreed to in another writing, or as may be required by applicable law.

2.7    Title to Company Property. Title to Company property may be held in the name of the Company or a nominee of the Company.

ARTICLE 3

MANAGEMENT

3.1    Management of the Company. The business and affairs of the Company will be managed by and under the direction of the Managing Member. Subject to the terms of this Agreement, including, without limitation, Section 3.6, the Managing Member will have full, exclusive, and complete discretion to manage and control the business and affairs of the Company and, except as expressly otherwise provided in this Agreement as it may be amended from time to time, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary, appropriate, advisable, incidental, or convenient to accomplish the purposes of the Company as set forth herein. The Managing Member will have the sole power to bind the Company, except and to the extent that such power is expressly delegated by the Managing Member pursuant to Section 3.2. Any reference in this Agreement to a decision, determination, or other action which may be made or taken by the Managing Member shall mean that such decision, determination, or other action may be made or taken in the sole and absolute discretion of the Managing Member (or in the sole and absolute discretion of any Person to whom the Managing Member has expressly delegated the authority or duty to make or take such decision, determination, or other action pursuant to Section 3.2). The Managing Member may not be removed.

3.2    Officers. The Managing Member may, from time to time, delegate to one or more Persons (including any other Member, any officer of the Company or of any Member, or any member, partner, shareholder, or Affiliate of any Member) such authority and duties and assign such titles to such Persons as the Managing Member shall determine. Any such delegation pursuant to this Section 3.2 may be revoked at any time by the Managing Member.

3.3    No Management by Members. No Member (other than the Managing Member, in its capacity as such) will take part in the day to day management, operation, or control of the business and affairs of the Company. Except and only to the extent expressly provided for in this Agreement and as delegated by the Managing Member, no Member or other Person, other than the Managing Member, will be an agent of the Company or have any right, power or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company. Notwithstanding the foregoing, nothing in this Section 3.3 shall limit the rights of any Person under the Purchase Agreement or the Tax Receivable Agreement.

3.4    Reliance by Third Parties. Any Person dealing with the Company or the Managing Member may rely upon a certificate signed by the Managing Member as to:

(a)         The identity of any officers of the Managing Member, any officer of the Company, or any Member thereof;

(b)         the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Managing Member or in any other manner germane to the affairs of the Company;

(c)         the Persons who are authorized to execute and deliver any agreement, instrument, or document of or on behalf of the Company; or

(d)         any act or failure to act by the Company or as to any other matter whatsoever involving the Company or any Member.

3.5    Personnel; Expenses; Insurance; Reimbursements; Related Party Transactions.

3.5.1    The Company may employ or contract with personnel to carry on the Company’s business. Subject to the terms of any employment, consulting, or other contract to which the Company or any of its Subsidiaries is a party and to any other provision of this Agreement, the Managing Member may employ, dismiss from employment, terminate and determine the compensation of any and all employees, agents, independent contractors, attorneys, accountants, and such other persons as it shall determine to be necessary, advisable, incidental, or convenient. Without limiting the generality of the foregoing, the Company may employ or contract any Person who is a Member or a member, partner, shareholder, or Affiliate of a Member.

3.5.2    The Managing Member may cause the Company to purchase, at the Company’s expense, (i) such liability, casualty, property, life, and other insurance as the Managing Member in its discretion deems necessary, advisable, incidental, or convenient to protect the Company’s assets and personnel against loss or claims of any nature, and (ii) any insurance covering the potential liabilities of any contractor for, or agent or employee of, the Company or the Managing Member, and any of the officers, directors and employees of the Managing Member or the Company, and potential liabilities of the Managing Member or any other Person serving at the request of the Managing Member as a director and/or officer of a corporation or official of any other entity in which the Company has an investment; provided, however, the Managing Member shall not be liable to the Company or other Members for its failure to purchase any insurance or its failure to purchase insurance with adequate coverage.

3.5.3    The Company may reimburse the Members, officers, and employees of the Company for all out of pocket expenses incurred by such Persons on behalf of the Company in accordance with such reimbursement policies as may be established by the Managing Member, as such policies may be limited by the terms of any applicable employment agreement and any agreement that may be entered into among the Members amending the terms of this Agreement. In addition, the Company shall reimburse and indemnify and hold harmless the Managing Member for the direct and indirect costs of carrying on its business, including without limitation, (i) operating, administrative and other similar costs, (ii) any insurance, legal, tax, accounting and other professional fees and expenses (but, for the avoidance of doubt, excluding any income tax liabilities of the Managing Member (which shall include any withholding tax liabilities with respect to the Managing Member)), (iii) fees and expenses related to any securities offering, investment or acquisition transaction authorized by the Managing Member, (iv) other fees and expenses in connection with the maintenance of the existence of the Managing Member, (v) any other liabilities of the Managing Member to the extent permitted by law, and (vi) any costs or expenses with respect to directors, officers or employees of the Managing Member. The Managing Member’s reasonable determination of which expenses may be reimbursed to a Member or officer of the Company, as applicable, and the amount of such expenses, shall be conclusive and binding on the Members. Such reimbursement shall be treated as an expense of the Company and shall not be deemed to constitute a distributive share of the Profits or a distribution or return of capital to any Member.

3.5.4    The Company may engage in any transaction or contract with any Member or Affiliate of a Member or any employee or officer of such Member or Affiliate of a Member, on such terms and conditions as may be prescribed by the Managing Member in its discretion.

3.6    Restrictions on the Managing Member’s Authority. The Managing Member may not take any action in contravention of an express prohibition or limitation of this Agreement without the Consent of the Members (other than the Managing Member), and may not, without limitation:

(a)         Take any action that would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement;

(b)         perform any act that would subject a Member to personal liability in any jurisdiction or any other liability except as provided herein or under the Act; or

(c)         enter into any contract, mortgage, loan or other agreement that expressly prohibits or restricts (i) the Managing Member or the Company from performing its specific obligations under Section 11.1 or Section 11.3 hereof or (ii) a Member from exercising its rights under Section 11.1 or Section 11.3 hereof to effect a Redemption or an Exchange, respectively.

ARTICLE 4

MEMBERS, UNITS, CAPITAL CONTRIBUTIONS, CAPITAL ACCOUNTS

4.1    Identity of Members. The names and addresses of the Members of the Company as of the Effective Date are set forth on Exhibit A hereto.

4.2    Units.

4.2.1    As of the Effective Date, each Member’s Ownership Interest in the Company shall be represented by Units, which may be divided into one or more types, classes or series, or subseries of any type, class or series, with each type, class or series, or subseries thereof, having the rights and privileges, as determined by the Managing Member in accordance with this Agreement. The classes of Units as of the Effective Date are as follows: Common Units and Incentive Equity Units. The Members shall have no right to vote on any matter, except as specifically set forth in this Agreement, or as may be required under the Delaware Act. Any such vote shall be at a meeting of the Members entitled to vote or in writing as provided herein.

4.2.2    The Managing Member shall have the right to authorize and cause the Company to issue an unlimited number of Units.

4.2.3    Exchange of Existing Company Units and Existing Company Series B Preferred Units at Closing.

4.2.3.1    The number of Existing Company Common Units, Existing Company Series A Preferred Units and Existing Company Series B Preferred Units that were issued and outstanding and held by the Members immediately prior to the Effective Time (and prior to the Existing Company Pre-Transaction Recapitalization), and the number of Existing Common Units issued in the Existing Company Pre-Transaction Recapitalization, are as set forth in Exhibit B.

4.2.3.2    Each Existing Company Common Unit that was issued and outstanding and held by the Members immediately prior to the Effective Time (assuming completion of the Existing Company Pre-Transaction Recapitalization) (the “Converting Existing Company Common Units”) shall be automatically exchanged, at the Closing, into Common Units pursuant to Section 2.1(a) of the Purchase Agreement. The number of Common Units issued to each holder of Existing Common Units upon the foregoing exchange (the “Converted Common Units”) shall be set forth opposite the such holder’s name on Exhibit B hereto under the heading “Converted Common Units,” and such Common Units are hereby deemed to be issued and outstanding immediately following the Effective Time and the holders of such Common Units are Members hereunder. The “Existing Company Common Unit Conversion Ratio” shall mean (a) the number of Converted Common Units divided by (b) the number of Converting Existing Company Common Units.

4.2.3.3    Each Existing Company Series B Preferred Unit that was issued and outstanding and held by the Members immediately prior to the Effective Time (assuming no conversion of Existing Company Series B Preferred Units into Common Units pursuant to Section 2.10(p)(i)(A) of the Previous Agreement) shall be automatically exchanged, at the Closing, into Common Units pursuant to Section 2.1(b)(i) of the Purchase Agreement, and immediately after the Closing such Common Units shall be subject to redemption as provided in Section 2.1(b)(ii) of the Purchase Agreement.

4.2.4    The number of Existing Company Incentive Units that were issued and outstanding, and the names of the holders thereof, immediately prior to the Effective Time are as set forth in Exhibit C hereto. Each Existing Company Incentive Unit held by a Member immediately prior to the Effective Time shall be, and hereby is automatically converted, as of the Effective Time, into a number of Incentive Equity Units equal to the Existing Company Common Unit Conversion Ratio, which Incentive Equity Units shall (a) shall have the same Distribution Threshold applicable to the Existing Company Incentive Unit which converted into such Incentive Equity Units (the “Original Existing Company Incentive Unit”) and (b) except as expressly provided herein, shall have the same vesting, forfeiture, repurchase and other terms and provisions applicable to Original Existing Company Incentive Unit as set forth in the original Incentive Equity Units Grant Agreement under which such Original Existing Company Incentive Unit was issued. Exhibit C shall also set forth the number of Equity Incentive Units issued to each Member upon conversion of the Existing Company Incentive Units pursuant to this Section 4.2.4, the Distribution Threshold applicable to such Equity Incentive Units, whether or not such Equity Incentive Units are Catch-Up Units and, if so, the Catch-Up Amount, and the date of the original Incentive Equity Unit Grant Agreement under which such Equity Incentive Units were issued.

4.2.5    Each holder of an Incentive Equity Unit acknowledges and agrees that the information set forth on Exhibit C is confidential and proprietary information of the other holders of Incentive Equity Units and that without the Managing Member’s consent, which may be withheld in the Managing Member’s sole discretion, a holder of an Incentive Equity Units may not be permitted to access such information of other holders of Incentive Equity Units. Each holder of Incentive Equity Units waives, in accordance with Section 18-305 of the Act, all rights to receive or inspect (a) a copy of the Incentive Equity Unit Grant Agreement of any other holder of Incentive Equity Units; (b) Exhibit C, and (c) this Agreement in any form other than as prepared and provided to such holder by the Managing Member, and, for the avoidance of doubt, each such holder waives all rights to see, review or know the terms that have been redacted and any information withheld by the Managing Member pursuant to the preceding two sentences, and waives all rights to receive any version of the Agreement other than such redacted version.

4.2.6    Exhibit B hereto also reflects the Common Units and Warrants issued to the Managing Member in connection with the transactions contemplated by the Purchase Agreement.

4.2.7    The Common Units and Incentive Equity Units shall have such economic rights and interests and legal rights and obligations as are set forth in this Agreement.

4.2.8    All holders of Common Units and all holders of Incentive Equity Units shall be entitled to the allocations of Profit and Loss (and items of income, gain, loss, and deduction) provided by Article 5 and the distributions described in Article 6.

4.2.9    The Managing Member may cause the Company to authorize and issue from time to time such other Units or other Equity Securities of any type, class or series, in each case, having the designations, preferences and/or special rights as may be determined by the Managing Member. Such Units or other Equity Securities may be issued pursuant to such agreements as the Managing Member shall approve in its sole discretion. When any such other Units or other Equity Securities are authorized and issued, the Member Schedule and this Agreement shall be amended by the Managing Member to reflect such additional issuances and the resulting dilution, which shall be borne pro rata by all Members based on their Common Units and Incentive Equity Units.

4.2.10    Except as otherwise determined by the Managing Member, the Company shall not in any manner effect any subdivision (by any stock or Unit split, stock or Unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or Unit split, reclassification, reorganization, recapitalization or otherwise) of the outstanding Common Units or Incentive Equity Units unless accompanied by a substantively identical subdivision or combination, as applicable, of the outstanding Equity Securities of the Managing Member, with corresponding changes made with respect to any other exchangeable or convertible securities, to maintain at all times a one-to-one ratio between the number of Common Units owned by the Managing Member and the number of outstanding shares of Class A Common Stock. For each Common Unit issued to a Member other than the Managing Member, the Managing Member shall issue to such Member one share of Class B Common Stock.

4.2.11    Unless the Managing Member otherwise consents, Units will not be represented by certificates. Notwithstanding the foregoing sentence, the Managing Member will provide Members with Units represented by certificates to facilitate pledges pursuant to Section 10.4 or Transfers otherwise permitted by Article 10 of this Agreement and the Stockholders’ Agreement.

4.3    Capital Contributions. No Member will be required to make any Capital Contributions to the Company or to lend any funds to the Company unless all the Members agree. No Member will have any personal liability for the payment or repayment of any Capital Contribution of any other Member or its predecessor.

4.4    Accounts.

4.4.1    A Capital Account shall be established and maintained for each Member in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv) and, to the extent consistent with said Treasury Regulations, in accordance with Section 4.4.2, Section 4.4.3, Section 4.4.4, and Section 4.4.5 for items accounted for from and after the date of this Agreement.

4.4.2    The Capital Account of each Member shall be credited with: (i) the amount of any Capital Contribution made in cash by such Member; (ii) the fair market value (net of any liabilities the Company is considered to assume or take subject to under Section 752 of the Code) of any Capital Contribution made in property other than cash by such Member (as determined in good faith by the Managing Member); (iii) allocations to such Member of Profits pursuant to Article 5; and (iv) any other item required to be credited for proper maintenance of capital accounts by the Treasury Regulations under Section 704(b) of the Code.

4.4.3    A Member’s Capital Account shall be debited with: (i) the amount of any cash distributed to such Member; (ii) the fair market value (net of liabilities that such Member is considered to assume or take subject to under Section 752 of the Code) of any property other than cash distributed to such Member (as determined in good faith by the Managing Member); (iii) allocations to such Member of Losses pursuant to Article 5; and (iv) any other item required to be debited for proper maintenance of capital accounts by the Treasury Regulations under Section 704(b) of the Code.

4.4.4    The Company may (in the discretion of the Managing Member), upon the occurrence of the events specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(f) or as otherwise provided in the Treasury Regulations, increase or decrease the Capital Accounts of the Members in accordance with the rules of such Treasury Regulation and Treasury Regulation Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of Company property. The fair market value of Company property used to determine such increases or decreases shall be determined in good faith by the Managing Member.

4.4.5    Following the date hereof, upon any permitted Transfer by a Member of an Ownership Interest in accordance with the terms of this Agreement, so much of the Capital Account of the Transferring Member as is attributable to the Ownership Interest Transferred shall be Transferred to the Capital Account of the Transferee Member.

4.5    Additional Ownership Interests.

4.5.1    The Managing Member shall have the right to cause the Company to create and/or issue Equity Securities of the Company (including other classes, groups or series thereof having such relative rights, powers, and/or obligations as may from time to time be established by the Managing Member, including rights, powers, and/or obligations different from, senior to or more favorable than existing classes, groups and series of Equity Securities of the Company), in which event the Managing Member shall have the power to amend this Agreement to reflect such additional issuances and to make any such other amendments as the Managing Member reasonably and in good faith deems necessary to reflect such additional issuances (including amending this Agreement to increase the authorized number of Equity Securities of any class, group or series, to create and authorize a new class, group or series of Equity Securities and to add the terms of such new class, group or series of Equity Securities including economic and governance rights which may be different from, senior to or more favorable than the other existing Equity Securities), in each case without the Consent of any Member. In connection with any issuance of Equity Securities of the Company pursuant to this Section 4.5.1, each Person who acquires such Equity Securities shall execute a counterpart to this Agreement, accepting and agreeing to be bound by all terms and conditions hereof. Each Person who acquires Equity Securities of the Company may be required in exchange for such Equity Securities to make a Capital Contribution to the Company in an amount to be determined by the Managing Member.

4.5.2    The Company may issue preferred Ownership Interests, which may have such designations, preferences, and relative, optional or other special rights as shall be fixed by the Managing Member and, notwithstanding any provision to the contrary contained herein, the Managing Member may, without the Consent of any Member, make such amendments to this Agreement as are necessary or appropriate to effect the terms and conditions of any such issuance.

4.5.3    Each Person who subscribes for an additional Ownership Interest and satisfies the conditions established by the Managing Member shall be admitted to the Company as a Member in respect of said Ownership Interest, effective upon the execution by such Person of a counterpart of this Agreement, without the Consent of the Members.

4.5.4    In the event that following the Effective Time the Company issues new Ownership Interests that are pari passu with or junior to Common Units with respect to distributions, the Distribution Threshold of the outstanding Incentive Units shall be adjusted upward in an amount equal to the Capital Contributions made to the Company in respect of such new Ownership Interests, if any.

4.6    Advances. If any Member advances any funds to the Company, the amount of such advance will neither increase its Capital Account nor entitle it to any increase in its share of the distributions of the Company. The amount of any such advance will be a debt obligation of the Company to such Member (which may be evidenced by a promissory note) and, unless otherwise specifically provided in this Agreement, will be repaid to it by the Company with interest at a rate equal to (a) an annual floating rate equal to the average bank prime lending rate as published in the Wall Street Journal from time to time or (b) such higher rate as may be approved by all the Members, and upon such other terms and subject to such other conditions as may be determined by the Managing Member. Unless otherwise specifically provided in this Agreement, any such advance will be payable and collectible only out of Membership assets, and the other Members will not be personally obligated to repay any part thereof. No Person who makes any such loan to the Company will have or acquire, as a result of making such loan, any direct or indirect interest in the profits, capital or property of the Company, other than as a creditor.

4.7    No Resignation or Withdrawal; No Interest. Except as approved by the Managing Member in its sole discretion or as expressly provided herein, a Member (i) may not resign, withdraw, or dissociate from the Company prior to the dissolution and winding up of the Company in accordance with the provisions of Article 12 or in connection with a Transfer of all of such Member’s Ownership Interests, (ii) may not receive the return of, or interest on, its Capital Contribution, Capital Account, or other amount, and (iii) shall not have the right to petition or to take any action to subject Membership assets or any part thereof to the authority of any court or other governmental body in connection with any bankruptcy, insolvency, receivership or similar proceeding.

4.8    Nature of Ownership Interest; No Partition. An Ownership Interest shall for all purposes be personal property. A Member has no interest in specific Membership property. Each Member waives any and all rights that it may have to maintain an action for partition of the Company’s property.

4.9    Warrants. On the Effective Date, in connection with the transactions contemplated by the Purchase Agreement, the Company has issued warrants to purchase Common Units (the “Warrants”) to the Managing Member as set forth on Exhibit B hereto pursuant to warrant agreements (the “Warrant Agreements”) entered into between the Company and the Managing Member as of the Effective Date. Upon the valid exercise of a Warrant in accordance with the applicable Warrant Agreement, the Company shall issue to the Managing Member the number of Common Units, free and clear of all liens and encumbrances other than those arising under applicable securities laws and this Agreement, to be issued in connection with such exercise. Excluding warrants, options or similar instruments governed by Section 4.12 (the “Excluded Instruments”), which shall be governed by such section, in the event any holder of a warrant (other than an Excluded Instrument) to purchase shares of Class A Common Stock (the “Upstairs Warrants”) exercises an Upstairs Warrant, then the Managing Member agrees that it shall cause a corresponding exercise (including by effecting such exercise in the same manner, i.e., by payment of a cash exercise price or on a cashless basis) of a Warrant with similar terms held by it, such that the number of shares of Class A Common Stock issued in connection with the exercise of such Upstairs Warrant shall match with a corresponding number of Common Units issued by the Company pursuant to the Warrant Agreements, the Managing Member agrees that it will not exercise any Warrants other than in connection with the corresponding exercise of an Upstairs Warrant. In the event an Upstairs Warrant is redeemed, the Company will redeem a Warrant with similar terms held by the Managing Member.

4.10    Authorization and Issuance of Additional Common Units.

4.10.1    The Company shall undertake all actions, including, without limitation, an issuance, reclassification, distribution, division, combination or recapitalization, with respect to the Common Units, to maintain at all times a one-to-one ratio between the number of Common Units owned by the Managing Member, directly or indirectly, and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (i) unvested shares of Class A Common Stock, (ii) treasury stock or (iii) preferred stock or other debt or equity securities (including without limitation warrants, options or rights) issued by the Managing Member that are convertible into or exercisable or exchangeable for Class A Common Stock (except to the extent the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by the Managing Member to the equity capital of the Company). In the event the Managing Member issues, transfers or delivers from treasury stock or repurchases Class A Common Stock in a transaction not contemplated in this Agreement, the Managing Member shall take all actions such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of outstanding Common Units owned by the Managing Member will equal on a one-for-one basis the number of outstanding shares of Class A Common Stock. In the event the Managing Member issues, transfers or delivers from treasury stock or repurchases or redeems the Managing Member’s preferred stock in a transaction not contemplated in this Agreement, the Managing Member shall have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, the Managing Member holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) equity interests in the Company which (in the good faith determination of the Managing Member) are in the aggregate substantially equivalent to the outstanding preferred stock of the Managing Member so issued, transferred, delivered, repurchased or redeemed. Except as specifically contemplated by this Agreement, to maintain at all times a one-to-one ratio between the number of Common Units owned by the Managing Member and the number of outstanding shares of Class A Common Stock, the Company shall not undertake any subdivision (by any Common Unit split, Common Unit distribution, reclassification, recapitalization or similar event) or combination (by reverse Common Unit split, reclassification, recapitalization or similar event) of the Common Units that is not accompanied by an identical subdivision or combination of Class A Common Stock, unless such action is necessary to maintain at all times a one-to-one ratio between the number of Common Units owned directly or indirectly by the Managing Member and the number of outstanding shares of Class A Common Stock as contemplated by the first sentence of Section 4.4.1. In addition, the Company and the Members shall undertake all actions that the Managing Member in its reasonable discretion determines are necessary, including, without limitation, an issuance, reclassification, distribution, division, combination or recapitalization, with respect to the Common Units, to maintain at all times a one-to-one ratio between the number of Common Units owned by any Member (other than the Managing Member), directly or indirectly, and the number of outstanding shares of Class B Common Stock owned by such Member.

4.10.2    The Company shall only be permitted to issue additional Common Units, and/or establish other classes of Ownership Interests to the Persons and on the terms and conditions provided for in Section 4.5, this Section 4.10 or Section 4.12.

4.11    Repurchase or Redemption of Shares of Class A Common Stock. If, at any time, any shares of Class A Common Stock are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by the Managing Member for cash, then the Managing Member shall cause the Company, immediately prior to such repurchase or redemption of Class A Common Stock, to redeem a corresponding number of Common Units held by the Managing Member, at an aggregate redemption price equal to the aggregate purchase or redemption price of the shares of Class A Common Stock being repurchased or redeemed by the Managing Member (plus any expenses related thereto) and upon such other terms as are the same for the shares of Class A Common Stock being repurchased or redeemed by the Managing Member. Notwithstanding the foregoing, the provisions of this Section 4.11 shall not apply in the event that such repurchase of shares of Class A Common Stock is paired with a stock split or stock dividend such that after giving effect to such repurchase and subsequent stock split or stock dividend there shall be outstanding an equal number of shares of Class A Common Stock as were outstanding prior to such repurchase and subsequent stock split or stock dividend. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any repurchase or redemption if such repurchase or redemption would violate any applicable law.

4.12    Managing Member Equity Awards.

4.12.1    Options Granted to Service Providers. If at any time or from time to time, an option to purchase shares of Class A Common Stock that was granted under any Managing Member Equity Plan to an employee or other service provider of the Company or its Subsidiaries (or any stock appreciation right or similar award, collectively, a “Stock Option”) is duly exercised:

4.12.1.1    For each share of Class A Common Stock with respect to which the Stock Option is exercised, the Managing Member shall be considered to have sold to the Optionee, and the Optionee shall be considered to have purchased from the Managing Member, for a cash price per share equal to the value of a share of Class A Common Stock at the time of the exercise, a number of shares of Class A Common Stock equal to the quotient of (x) the per share exercise price of such Stock Option divided by (y) the value of a share of Class A Common Stock at the time of such exercise (provided, that if such Stock Option is exercised on a cashless basis, no such shares of Class A Common Stock shall be considered to have been purchased by the Optionee pursuant to this Section 4.12.1.1).

4.12.1.2    The Managing Member shall be considered to have sold to the Company (or if the Optionee is an employee of, or other service provider to, a Subsidiary of the Company, the Managing Member shall be considered to have sold to such Subsidiary), and the Company (or such Subsidiary, as applicable) shall be considered to have purchased from the Managing Member, a number of shares of Class A Common Stock equal to the excess of (x) the number of shares of Class A Common Stock as to which such Stock Option is being exercised over (y) the number of shares of Class A Common Stock sold to the Optionee pursuant to Section 4.12.1.1 hereof (provided, that if such Stock Option is exercised on a cashless basis, the Managing Member shall be considered to have sold to the Company (or an applicable Subsidiary of the Company) the number of shares of Class A Common Stock into which such Stock Option is settled on a cashless basis). The purchase price per share of Class A Common Stock for such sale of shares of Class A Common Stock to the Company (or such Subsidiary) shall be the fair market value of a share of Class A Common Stock as of the date of exercise of such Stock Option (as determined in good faith by the Managing Member).

4.12.1.3    The Company shall be considered to have transferred to the Optionee (or if the Optionee is an employee of, or other service provider to, a Company Subsidiary, the Subsidiary shall transfer to the Optionee) at no additional cost to such Optionee and as additional compensation to such Optionee, the number of shares of Class A Common Stock described in Section 4.12.1.1.

4.12.1.4    The Managing Member shall be considered to have made a Capital Contribution to the Company in an amount equal to all proceeds considered to have been received by the Managing Member pursuant to Section 4.12.1.1 and Section 4.12.1.2 in connection with the exercise of such Stock Option. The Managing Member shall receive for such Capital Contribution, a number of Common Units equal to the number of shares of Class A Common Stock for which such Stock Option was exercised (or, if such Stock Option is exercised on a cashless basis, the number of shares of Class A Common Stock into which such Stock Option is settled on a cashless basis).

4.12.2    Restricted Stock Granted to Service Providers. If at any time or from time to time, in connection with any Managing Member Equity Plan, any shares of Class A Common Stock are issued to an employee of the Company or its Subsidiaries (including (i) any shares of Class A Common Stock that are subject to forfeiture in the event such employee terminates his or her employment with the Company or any Subsidiary, and (ii) any shares of Class A Common Stock issued in settlement of restricted stock units or any other non-Stock Option award under a Managing Member Equity Plan) in consideration for services performed for the Company or any Subsidiary:

4.12.2.1    the Managing Member shall issue such number of shares of Class A Common Stock as are to be issued to such employee in accordance with the applicable Managing Member Equity Plan;

4.12.2.2    on the date (such date, the “Tax Date”) that the value of such shares is includible in taxable income of such employee, the following events will be deemed to have occurred: (A) the Managing Member shall be deemed to have sold such shares of Class A Common Stock to the Company (or if such employee is an employee of, or other service provider to, a Subsidiary, to such Subsidiary) for a purchase price equal to the value of such shares of Class A Common Stock on the Tax Date, (B) the Company (or such Subsidiary) shall be deemed to have delivered such shares of Class A Common Stock to such employee, (C) the Managing Member shall be deemed to have contributed the purchase price described in clause (A) for such shares of Class A Common Stock to the as a Capital Contribution and (D) in the case where such employee is an employee of a Subsidiary, the Company shall be deemed to have contributed such amount to the capital of the Subsidiary; and

4.12.2.3    the Company shall issue to the Managing Member on the Tax Date a number of Common Units equal to the number of shares of Class A Common Stock issued under Section 4.12.2.1 in consideration for a Capital Contribution that the Managing Member is deemed to make to the Company pursuant to clause (C) of Section 4.12.2.2 above.

4.12.3    Future Managing Member Equity Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain the Managing Member from adopting, modifying or terminating stock incentive plans for the benefit of employees, directors or other business associates of the Managing Member, the Company or any of their respective Affiliates. The Members acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the Managing Member, the Managing Member and the Company and their Affiliates shall be entitled to administer such plans in a manner consistent with the provisions of this Section 4.12, and that the Managing Member and the Company may make any amendments that are necessary or advisable to this Section 4.12 to accommodate such administration, without the requirement of any further Consent or acknowledgement of any other Member.

4.13    Forfeiture of Incentive Equity Units. Notwithstanding anything to the contrary set forth herein, Incentive Equity Units may be subject to vesting, forfeiture and/or repurchase as set forth in any applicable Incentive Equity Unit Grant Agreement. Except as otherwise set forth in any applicable Incentive Equity Unit Grant Agreement, in the event that the employment or service of a holder of Incentive Equity Units terminates, all unvested Equity Incentive Units held by such holder (after giving effect to any vesting arising from such termination of employment or service pursuant to such Incentive Equity Grant Agreement) shall cease vesting and shall be automatically forfeited to the Company and deemed canceled without any payment or other consideration payable to such holder.

ARTICLE 5

ALLOCATIONS

5.1    Allocations of Profits and Losses.

5.1.1    Except as otherwise provided herein, each item of income, gain, loss or deduction of the Company (determined in accordance with U.S. tax principles as applied to the maintenance of capital accounts) shall be allocated among the Capital Accounts of the Members as of the end of each Fiscal Year or as circumstances otherwise require or allow, in a manner that as closely as possible causes each Member’s Capital Account balance to equal the amount that would be distributed to such Member if the Company sold all of its assets for their Book Values, repaid all of its liabilities and distributed the balance pursuant to Article 12.

5.1.2    If during any Fiscal Year there is a change in any Member’s Ownership Interest as a result of the admission of one or more Members, the withdrawal of a Member, or a Transfer of an Ownership Interest, the Profits, Losses, or any other item allocable to the Members under this Agreement for the Fiscal Year shall, subject to the terms of the Purchase Agreement (and for the avoidance of doubt, to the extent there is a conflict between this Section 5.1.2 and Section 7.11(a) of the Purchase Agreement, Section 7.11(a) of the Purchase Agreement shall control), be allocated among the Members so as to reflect their varying interests in the Company during the Fiscal Year, using any permissible method convention or extraordinary item under Section 706 of the Code and the Treasury Regulations promulgated thereunder, as reasonably selected by the Managing Member in consultation with the Members. In furtherance of the foregoing, any such permissible method, convention or extraordinary item selected by the Managing Member shall be set forth in a dated, written statement maintained with the Company’s books and records. The Members hereby agree that any such selection by the Managing Member is made by “agreement of the partners” within the meaning of Treasury Regulation Section 1.706‑4(f).

5.2    Regulatory Allocations.

5.2.1    Losses attributable to partner nonrecourse debt (as defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). If there is a net decrease during a Fiscal Year in partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(3)), Profits for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) shall be allocated to the Members in the amounts and of such character as determined according to Treasury Regulation Section 1.704‐2(i)(4).

5.2.2    Nonrecourse deductions (as determined according to Treasury Regulation Section 1.704-2(b)(1)) for any Fiscal Year shall be allocated pro rata among the Members in accordance with their Percentage Interests. Except as otherwise provided in Section 5.2.1, if there is a net decrease in the Minimum Gain during any Fiscal Year, each Member shall be allocated Profits for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(f). This Section 5.2.2 is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

5.2.3    If any Member that unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Fiscal Year, computed after the application of Sections 5.2.1 and 5.2.2 but before the application of any other provision of this Article 5, then Profits for such Fiscal Year shall be allocated to such Member in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 5.2.3 is intended to be a qualified income offset provision as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

5.2.4    If the allocation of Losses to a Member as provided in Section 5.1 would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Member only that amount of Losses as will not create or increase an Adjusted Capital Account Deficit. The Losses that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their relative Percentage Interests, subject to this Section 5.2.4.

5.2.5    Profits and Losses described in clause (vi) of the definition of “Profits” and “Loss” shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(j), (k) and (m).

5.2.6    The allocations set forth in Section 5.2.1 through and including Section 5.2.5 (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Profit and Loss of the Company or make distributions. Accordingly, notwithstanding the other provisions of this Article 5, but subject to the Regulatory Allocations, income, gain, deduction and loss shall be reallocated among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero.

5.2.7    Allocations and other adjustments with respect to any “non-compensatory options” (as defined in Treasury Regulation Section 1.721-2(f)), shall be made in accordance with the Treasury Regulations including Treasury Regulations Section 1.721-2.

5.3    Tax Allocations.

5.3.1    The income, gains, losses, deductions and credits of the Company will be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and credits among the Members for computing their Capital Accounts; provided that if any such allocation is not permitted by the Code or other applicable law, the Company’s subsequent income, gains, losses, deductions and credits will be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

5.3.2    Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Section 704(c) of the Code so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value using any proper method reasonably selected by the Managing Member.

5.3.3    If the Book Value of any Company asset is adjusted pursuant to Section 4.4.4, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value using any proper method reasonably selected by the Managing Member.

5.3.4    Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members as reasonably determined by the Managing Member taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

5.3.5    For purposes of determining a Member’s share of the Company’s “excess nonrecourse liabilities” within the meaning of Treasury Regulation Section 1.752-3(a)(3), each Member’s interest in income and gain shall be determined pursuant to any proper method, as reasonably determined by the Managing Member.

5.3.6    Allocations pursuant to this Section 5.3 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses distributions or other items.

ARTICLE 6

DISTRIBUTIONS

6.1    Distributions. Distributions shall be made to the Members, as and when determined by the Managing Member in its sole discretion. Each distribution shall be paid as follows:

6.1.1    first, and subject to the provisions of Section 6.1.4, (a) 5.8% to the holders of Catch-Up Units pro rata pro rata in accordance with their respective Unreturned Catch-Up Amount relating thereto and (b) the remainder of such distribution pro rata to the Members in accordance with their respective Percentage Interests until payment in full of the Unreturned Catch-Up Amount on the Catch-Up Units (provided that in no event shall any amounts be distributed pursuant to Section 6.1.1(a) with respect to a Catch-Up Unit in excess of the aggregate Unreturned Catch-Up Amount with respect to such Catch-Up Unit); and

6.1.2    subject to Section 6.1.4, the remainder pro rata to the Members in accordance with their respective Percentage Interests.

6.1.3    Except (a) for pro rata distributions to the Members in accordance with this Section 6.1 and Section 6.2, (b) for distributions in accordance with Section 6.3 or (c) as authorized by written Consent of each Member, the Company shall not make any distributions (in cash or in kind) or dividend payments to any Member.

6.1.4    Notwithstanding any provision in this Agreement to the contrary, no Incentive Equity Unit (including any Catch-Up Unit) shall be included in the calculation of Percentage Interest, participate in (and no Incentive Equity Unit shall be treated as outstanding for purposes of apportioning) any distributions under this Section 6.1 (other than Tax Distributions under Section 6.3 that are treated as advances on distributions made pursuant to Section 6.1) until a total amount equal to the Distribution Threshold with respect to such Incentive Equity Unit has been distributed in respect of all other outstanding Units (including distributions made in respect of Original Existing Company Incentive Units pursuant to the Previous Agreement) subsequent to the issuance of such Incentive Equity Unit (or, if such Incentive Equity Unit was issued upon conversion of an Original Incentive Equity Unit, subsequent to the issuance of such Incentive Equity Unit). For the avoidance of doubt, if a Catch-Up Unit is not deemed to be outstanding pursuant to this Section 6.1.4, there shall be no requirement that any distributions be made on such Catch-Up Unit pursuant to Section 6.1.1 before distributions may be made pursuant to Section 6.1.2. The Managing Member shall make any determinations required under this Section 6.1.4.

6.2    Distributions In-Kind. To the extent that the Company makes pro rata distributions of property in-kind to the Members, the Company shall be treated as making a distribution equal to the fair market value of such property for purposes of Section 6.1 and such property shall be treated as if it were sold for an amount equal to its fair market value. Any resulting gain or loss shall be allocated to the Members’ Capital Accounts in accordance with Article 5. The fair market value of such property shall be determined in good faith by the Managing Member.

6.3    Tax Distributions. The Managing Member shall cause the Company to make distributions to each Member (“Tax Distributions”), pro rata in proportion to each Member’s respective Percentage Interests in an amount such that the Member with the highest Tax Distribution Amount per Common Unit receives an amount equal to such Member’s Tax Distribution Amount, on a quarterly basis at least five (5) days prior to the date on which any estimated tax payments are due, in order to permit each Member to timely pay its estimated tax obligations for each such Estimated Tax Period (or portion thereof) (and solely in the case of Sky Harbour Group Corporation, to satisfy its obligations under the Tax Receivable Agreement). The “Tax Distribution Amount” for a Member for an Estimated Tax Period (or portion thereof) shall be equal to (i) the product of (A) the highest marginal combined federal, state, and local income tax rate applicable to an individual or corporation resident in New York, New York, whichever is higher, (after giving effect to income tax deductions (if allowable) for state and local income taxes and excluding, for this purpose, any reduction in rate attributable to Section 199A of the Code) for such Estimated Tax Period (or portion thereof) (the “Assumed Tax Rate”), and (B) the aggregate amount of taxable income or gain of the Company that is allocated or is estimated to be allocated to such Member for U.S. federal income tax purposes for such Estimated Tax Period (or portion thereof) and all prior Estimated Tax Periods (to the extent no Tax Distribution has previously been made with respect to any amounts of taxable income or gain including to the extent such amounts of taxable income or gain were not taken into account in calculating the Tax Distribution Amount for which a Tax Distribution was previously made (e.g. if upon filing the Company’s final tax return for the applicable taxable year taxable income or gain of the Company is higher than estimated)) reduced, but not below zero, by any tax deduction, loss, or credit previously allocated to such Member and not previously taken into account for purposes of the calculation of the amount of any Tax Distribution Amount plus (ii) solely with respect to Sky Harbour Group Corporation, to the extent the amounts described in clause (i) are not sufficient to permit Sky Harbour Group Corporation to timely pay its actual U.S. federal, state, local, and foreign tax liabilities related to tax items of the Company and timely meet its obligations pursuant to the Tax Receivable Agreement, any incremental amount required to permit Sky Harbour Group Corporation to timely pay such actual tax liabilities and timely meet its obligations pursuant to the Tax Receivable Agreement (with all Tax Distribution Amounts updated to reflect the final Company tax returns for each applicable taxable year). The Managing Member may adjust the Assumed Tax Rate as it reasonably determines is necessary to take into account the effect of any changes in applicable tax law. Tax Distribution Amounts pursuant to this Section 6.3 shall be computed without regard to the effect of any special basis adjustments or resulting adjustments to taxable income made pursuant to Sections 734(b), 743(b), and 754 of the Code. Notwithstanding the foregoing, final Tax Distributions in respect of the applicable quarterly period (or portion thereof) shall be made immediately prior to and in connection with any distributions made pursuant to Section 12.3 below. The Assumed Tax Rate shall be the same for all Members, regardless of the actual combined income tax rate of the Member or its direct or indirect owners. The Managing Member shall make, in its reasonable discretion, equitable adjustments (downward (but not below zero) or upward) to the Members’ Tax Distributions (but in any event pro rata in proportion to the Members’ respective number of Common Units) to take into account increases or decreases in the number of Common Units held by each Member during the relevant period. All Tax Distributions shall be treated for all purposes under this Agreement as advances against, and shall offset and reduce dollar-for-dollar, subsequent distributions under Section 6.1.

6.4    Amounts Withheld. To the extent the Company (or any entity in which the Company holds a direct or indirect interest) or the Managing Member is required by law to deduct or withhold any amounts or to make tax payments (including, without limitation, any imputed underpayments under the Code, or similar amounts under state, local, or non-U.S. law) on behalf of or with respect to any Member or in respect of any Redemption, Direct Exchange, Incentive Equity Exchange, conversion of any interest into a Unit, or any other acquisition of Units or Ownership Interests by any Person, or if any entity in which the Company holds a direct or indirect interest is required to withhold on amounts payable to the Company or its Subsidiaries as a result of the status (e.g., based on tax residency or treaty qualification status) of a Member, the Managing Member may deduct or withhold or cause the Company (or other applicable withholding agent) to deduct or withhold any such amounts and make any such tax payments as so required without any gross-up payments owed to the applicable Member or other Person. All such amounts deducted or withheld, or to be deducted or withheld, or payments made, or to be made, on behalf of a Member or as a result of the status of a Member (“Tax Withholding/Payment Amounts”) shall, at the option of the Managing Member, (i) be promptly paid to the Company (or the Managing Member, as applicable) by the Member or other Person on whose behalf such Tax Withholding/Payment Amounts were made or are to be made (either before the deduction or withholding (e.g. if there is no cash payment from which to withhold) or payment is required to be made or after the Managing Member, the Company (or other applicable withholding agent) undertakes such deduction or withholding or makes such tax payment), or (ii) be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. Whenever the Managing Member selects option (ii) pursuant to the preceding sentence for repayment of a Tax Withholding/Payment Amount by a Member, for all other purposes of this Agreement such Member shall be treated as having received all distributions (whether before or upon liquidation) unreduced by the amount of such Tax Withholding/Payment Amount. At the reasonable request of the Managing Member, the Company, or any applicable withholding agent, the Members (or other applicable Persons) shall provide the Managing Member, the Company, or other applicable withholding agent with any necessary tax forms, including Internal Revenue Service Form W-9 or the appropriate series of Internal Revenue Service Form W-8, as applicable, or any other information or form that is relevant to determine whether any deduction or withholding is required. To the fullest extent permitted by law, each Member hereby agrees to indemnify and hold harmless the Company, the Managing Member, and the other Members from and against any liability (including, without limitation, any liability for taxes, penalties, additions to tax, interest or imputed underpayments under Section 6232(a) of the Code, or similar amounts under state, local, or non-U.S. law) with respect to income attributable to or distributions or other payments or property deliverable to such Member, including any amounts required to be deducted or withheld in respect thereof. Each Member’s obligations under this Section 6.4 shall survive the termination, liquidation, winding up and dissolution of the Company for the applicable statute of limitations period and will survive any partial or complete transfer or redemption of a Member’s interest in the Company. To the extent any amounts are deducted or withheld and paid over to the appropriate taxing authority pursuant to this Section 6.4, such amounts shall be treated as having been paid to the Person to whom such amounts would otherwise have been required to be paid.

6.5    Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the Company will not make a distribution to any Member if such distribution would violate applicable law or the terms of any indebtedness of the Company.

ARTICLE 7

BOOKS AND RECORDS

7.1    Books, Record and Financial Statements.

7.1.1    The number and type of Units issued to each Member shall be set forth opposite such Member’s name on the schedule of Members of the Company held by the Company in its books and records (the “Member Schedule”). The Member Schedule shall be maintained by the Managing Member on behalf of the Company in accordance with this Agreement. When any Units or other Equity Securities of the Company are issued, repurchased, redeemed, converted or Transferred in accordance with this Agreement, the Member Schedule shall be amended by the Managing Member to reflect such issuance, repurchase, redemption or Transfer, the admission of Additional Members or Substitute Members and the resulting Percentage Interest of each Member. Following the date hereof, no Person shall be admitted as a Member and no additional Units shall be issued except as expressly provided herein.

7.1.2    At all times during the continuance of the Company, the Managing Member shall cause the Company to maintain, at its principal place of business, separate books of account for the Company that will show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company’s business in accordance with generally accepted accounting principles consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement.

7.2    Accounting Methods. For financial reporting purposes and for purposes of determining Profits and Losses and other items required to be allocated pursuant to Article 5, the books and records of the Company will be kept on the accrual method of accounting, in accordance with GAAP consistently applied, and to the extent inconsistent therewith, in accordance with this Agreement. Such books and records and the entries therein will reflect all Company transactions and be appropriate for the Company’s business.

7.3    Audit. The financial statements of the Company, or of the Managing Member if such statements are prepared solely on a consolidated basis with the Managing Member, will be audited at the end of each Fiscal Year by the Company’s independent certified public accountant, with each such audit to be accompanied by a report of such accountant containing its opinion, addressed and provided to each of the Members. The cost of such audits will be an expense of the Company. A copy of any such audited financial statements and accountant’s report, and any management letters from such accountants, will be provided to the Members promptly upon receipt by the Company thereof. The Managing Member may select and change the Company’s independent public accountants.

ARTICLE 8

TAX MATTERS

8.1    Partnership Representative.

8.1.1    The Managing Member is hereby designated as the “partnership representative” pursuant to Section 6223 of the Code for U.S. federal income and applicable state and local income tax purposes (the “Partnership Representative”). For each Taxable Year in which the Partnership Representative is an entity, the Company shall appoint the “designated individual” identified by the Partnership Representative to act on its behalf in accordance with the applicable Treasury Regulations or analogous provisions of state or local law. Each Member, by execution of this Agreement (and subject to the terms of the Purchase Agreement), hereby consents to the appointment of the Managing Member as Partnership Representative as set forth herein and agrees to execute, certify, acknowledge, deliver, swear to, file and record, at the appropriate public offices, such documents as may be necessary or appropriate to evidence such consent and agrees to take, and that the Managing Member is authorized to take (or cause the Company to take), such other actions as may be necessary pursuant to Treasury Regulations or other Internal Revenue Service or Treasury guidance or applicable state or local law to cause such designation. Subject to the terms of this Agreement and the Purchase Agreement (including, for the avoidance of doubt, Section 8.1.4), the Partnership Representative shall have the power and authority to (A) manage, control, settle, challenge, litigate, or prosecute, on behalf of the Company, any administrative proceeding or other Action at the Company level with the Internal Revenue Service or any other Governmental Entity relating to the determination of any item of Company income, gain, loss, deduction, or credit for federal income tax purposes or otherwise relating to tax matters of the Company, (B) make any election under Sections 6221-6241 of the Code, and (C) shall have all other rights and powers granted under the BBA Rules with respect to the Company and its Members. If the Partnership Representative causes the Company to make an election under Section 6226(a) of the Code or any successor provision (or any analogous provision of state, local, or non-U.S. law), each Member who was a Member of the Company for U.S. federal income tax purposes for the “reviewed year” (within the meaning of Section 6225(d)(1) of the Code or similar concept under applicable state, local law, or non-U.S. law), shall take any adjustment to income, gain, loss, deduction, credit, or otherwise (as determined in the notice of final partnership adjustment or similar concept under applicable state, local, or non-U.S. law) into account as provided for in Section 6226(b) of the Code (or similar concept under applicable state, local, or non-U.S. law). Each Member other than the Partnership Representative or the Managing Member (any such Member an “Other Member”) agrees to cooperate in good faith with the Partnership Representative with respect to its rights and responsibilities hereunder, including timely providing any information and complying with any requirements that are necessary or advisable to reduce the amount of any tax, interest, penalties or similar amounts the cost of which is (or would otherwise be) borne by the Company (directly or indirectly), or to make any election permitted by this Agreement and the Code or other relevant tax law unless such Other Member is restricted from providing such information under any applicable law or contract. Subject to the foregoing, each Other Member shall provide the Partnership Representative with reasonable advance notice prior to treating any Company item inconsistently on such Other Member’s tax return with the treatment of the item on the Company’s tax return or prior to independently acting with respect to tax audits, examinations, or other proceedings affecting the Company.

8.1.2    The Partnership Representative will, within ten (10) days of the receipt of any notice from the Internal Revenue Service in any administrative proceeding at the Company level relating to the determination of any Company item of income, gain, loss, deduction or credit, mail a copy of such notice to each Member.

8.1.3    The Company shall not be obligated to pay any fees or other compensation to the Partnership Representative in its capacity as such. However, the Company shall reimburse and indemnify and hold harmless the Partnership Representative (and any “designated individual”) for any and all out-of-pocket costs and expenses (including reasonable attorneys and other professional fees) incurred by it in its capacity as Partnership Representative (or “designated individual”).

8.1.4    With respect to any tax audit, examination, or other proceeding for any Fiscal Year (or portion thereof) ending on or before the Closing Date (a “Pre-Closing Tax Proceeding”), the Partnership Representative shall cause the Company to timely make the election provided for in Section 6226 of the Code (or any similar provision of state, local, or non-U.S. law) in accordance with applicable Laws; provided, however, that in the event such election is not available, (1) the Member Representative shall be entitled to participate in such Pre-Closing Tax Proceeding, (2) the Partnership Representative shall keep the Member Representative reasonably informed of all material developments in respect of such Pre-Closing Tax Proceeding, and (3) the Partnership Representative shall not compromise, settle or abandon such Pre-Closing Tax Proceeding without the prior written consent of the Member Representative (such consent not to be unreasonably withheld, conditioned or delayed).

8.1.5    This Section 8.1 shall be interpreted to apply to Members and former Members and shall survive the transfer of a Member’s Ownership Interest, the termination of this Agreement, and the termination, dissolution, liquidation and winding up of the Company.

8.2    Section 754 Election. The Company (and to the extent provided in the Tax Receivable Agreement, each Subsidiary of the Company that is treated as a partnership for U.S. federal income tax purposes) shall have in effect an election under Section 754 of the Code for the taxable year in which the date of this Agreement occurs. Each Member will, upon request of the Partnership Representative, supply the information necessary to give effect to any such election.

8.3    Section 83(b) Elections. Each Member who acquires Units that are subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code at the time of such acquisition shall consult with such Member’s tax advisor to determine the tax consequences of such acquisition and the advisability of filing an election under Section 83(b) of the Code with respect to such Units. Each Member who acquires Units that are intended to constitute profits interests, and at the time of such acquisition are subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code shall make a timely election under Section 83 of the Code with respect to such Units. It is the sole responsibility of a Member, and not the Company, to file the election under Section 83(b) of the Code even if such Member requests the Company or any of its representatives to assist in making such filing. Each Member who files an election under Section 83(b) of the Code with respect to Units (including each Member who is required to file such an election under this Section 8.3) shall provide a copy of such election and proof of filing of such election to the Company on or before the due date for the filing of such election.

8.4    Other Tax Matters.

8.4.1    Certain Tax Agreements.

8.4.1.1    The Members and the Company intend that (i) payments made under the Tax Receivable Agreement in respect of Redemptions be treated as additional consideration in respect of the transfer of the interests in the Company effectuated in connection with such Redemptions except to the extent required to be treated as imputed interest under applicable law or as otherwise provided under the Tax Receivable Agreement; (ii) the conversion of the Previous Interests into interests in the Company in connection with the transactions contemplated by Section 4.2 be treated as a non-taxable recapitalization of the equity interests in the Company; and (iii) the Managing Member’s contribution of cash to the Company for Units in accordance with the Purchase Agreement be treated as a Capital Contribution governed by Section 721(a) of the Code (and any similar applicable state, local or non-U.S. provision of tax law). The Members and the Company will, and the Other Members will cause all of their Affiliates to, file all tax returns consistent with the foregoing, unless otherwise required by applicable law including a determination of an applicable taxing authority that is final.

8.4.1.2    The Members and the Company agree to cooperate in good faith to consider whether the Company, or any Company Subsidiary, shall apply, or make any elections out of the application of, the additional depreciation allowances under Section 168(k) of the Code and the Treasury Regulations promulgated thereunder with respect to any applicable class of property of the Company or any Company Subsidiary placed into service in a relevant taxable year, taking into account what would be in the best interest of the Members, the Company or any applicable Company Subsidiary, based on the applicable facts and law in effect at the time of such determinations.

8.4.2    Tax Returns.

8.4.2.1    The Managing Member shall arrange for the preparation and filing of all tax returns required to be filed by the Company in accordance with the procedures set forth in this Section 8.4.2.

8.4.2.2    For any taxable period that ends on or before, or includes, the Closing Date, the Managing Member shall cause the tax returns of the Company for such taxable period to be prepared in a manner consistent with the past practices of the Company, unless otherwise required by applicable law; provided, however, that (1) items of income, gain, loss, deduction and credit for such taxable period shall be allocated among the Members using the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. law), and (2) any and all deductions, losses, or credits of the Company resulting from, attributable to, or accelerated by the payment of expenses in connection with the transactions contemplated by the Purchase Agreement are allocated to the portion of the taxable period ending on and including the Closing Date.

8.4.2.3    On or before April 15, June 15, September 15, and December 15 of each Fiscal Year (or, if the due dates for estimated tax payments applicable to the Members or their equityholders are modified after the date of this Agreement, on or before such modified due dates), the Company shall send to each Person who was a Member at any time during the prior quarter, an estimate of information that each such Member reasonably requires in connection with discharging its tax reporting and estimated tax payment obligations.

8.4.2.4    As soon as reasonably practicable after the end of a Fiscal Year, the Managing Member shall cause the Company to provide to the Member Representative, on behalf of each Member, a statement showing an estimate of each Member’s state tax apportionment information and each Member’s estimated allocations of taxable income, gains, losses, deductions and credits for such Fiscal Year and, as soon as reasonably practicable following the end of the prior Fiscal Year, the Managing Member shall cause the Company to provide to the Member Representative, on behalf of each Member, a statement showing each Member’s final state tax apportionment information and allocations to the Members of taxable income, gains, losses, deductions and credits for such Fiscal Year and a completed Internal Revenue Service Schedule K‑1 (and, if applicable, completed Schedules K-2 and K-3) (the statements referred to in this sentence, collectively, the “Draft Tax Statements”). Upon delivery of any Draft Tax Statements to the Member Representative, the Member Representative shall have thirty (30) days to review the applicable Draft Tax Statements and provide any comments to the Managing Member on such Draft Tax Statements. The Managing Member shall incorporate all reasonable comments received from the Member Representative during the thirty (30) day review period and such statements, reflecting the Member Representative’s reasonable comments, shall be the (“Final Tax Statements”). The Managing Member shall cause the Company to deliver Final Tax Statements to each applicable Member within five (5) days of such statements becoming Final Tax Statements.

8.4.2.5    At least thirty (30) days prior to the due date for the filing of any tax return of the Company or any Company Subsidiary, the Managing Member shall send a draft of such tax return, which shall be prepared consistently with any applicable Final Tax Statements, to the Member Representative for the Member Representative’s review and comment. The Managing Member shall incorporate all reasonable comments received from the Member Representative at least five (5) days prior to the due date for the filing of any such tax return and shall not file any tax return without receiving prior written consent of the Member Representative.

8.5    Adverse Tax Consequences. Notwithstanding anything to the contrary in this Agreement, the Purchase Agreement, the Previous Agreement, the Registration Rights Agreement, the Stockholders’ Agreement, the Tax Receivable Agreement or the Warrant Agreements, the Managing Member shall have the authority to, and shall, take any steps it determines are necessary or appropriate to prevent the Company from being taxable as a corporation for U.S. federal income tax purposes. In furtherance of the foregoing, except with the consent of the Managing Member, no Transfer by a Member of its Units (including any Redemption, Direct Exchange, Incentive Equity Exchange, conversion of any interest into a Unit or any other acquisition of Units by any Person or the Company) may be made to or by any Person if such Transfer, Redemption, Direct Exchange, Incentive Equity Exchange, conversion, acquisition or other action could result in the Company being unable to qualify for one or more of the “safe harbors” set forth in Regulations Section 1.7704-1 (or such other guidance subsequently published by the Internal Revenue Service setting forth safe harbors under which interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code).

8.6    Post-Closing Covenants. Without the prior written consent of the Member Representative (not to be unreasonably withheld, conditioned or delayed), the Managing Member shall not cause or permit the Company or any Company Subsidiary to (1) make, change or revoke any election of the Company or any Subsidiary of the Company with retroactive effect to any taxable period (or portion thereof) ending on or before the Closing Date, or (2) initiate discussion, voluntary disclosure or examination with any taxing authority regarding taxes or tax returns of the Company or any Subsidiary of the Company for any taxable period (or portion thereof) ending on or before the Closing Date.

ARTICLE 9

LIABILITY, EXCULPATION AND INDEMNIFICATION

9.1    Exculpation.

9.1.1    A “Covered Person” shall mean any Member, any Affiliate of a Member, any partner, shareholder, member, director, officer, agent, or employee of any Member or of any Affiliate of any Member, any director, officer, agent, or employee of the Company or of any of its Subsidiaries, and any Person who, at the request of the Company serves in any capacity on behalf of another entity, including, without limitation, any director, officer or employee of the Managing Member. No Covered Person will be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person will be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence, willful misconduct, or knowing violation of the law or of this Agreement.

9.1.2    A Covered Person will be fully protected in relying in good faith upon the records of the Company (or such other entity which he or she serves) and upon such information, opinions, reports or statements presented to the Company (or such other entity which he or she serves) by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who in the reasonable belief of such Covered Person has been selected with reasonable care by or on behalf of the Company (or such other entity which he or she serves), including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

9.2    Indemnification by the Company.

9.2.1    To the fullest extent permitted by law, in addition to any indemnification obligations of the Managing Member, the Company shall indemnify any Covered Person to the extent and in the manner specified in this Section 9.2.

9.2.2    A Covered Person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of alleged acts or omissions in his capacity as a Covered Person (a “Covered Proceeding”), other than a Covered Proceeding brought by or in the right of the Company or the Members generally, shall be indemnified and held harmless by the Company from and against all losses, claims, damages, liabilities, costs, expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts which the Covered Person may actually and reasonably incur in connection with or by reason of such Covered Proceeding, by reason of any acts, omissions, or alleged acts or omissions committed directly or indirectly on behalf of the Company (whether or not the Covered Person is still acting in such capacity at the commencement of or during such Covered Proceeding), except to the extent that such act or omission was done fraudulently or in bad faith or as a result of willful and wanton misconduct or gross negligence or except to the extent that, with respect to any criminal action or proceeding, such Person had reasonable cause to believe his conduct was unlawful. The termination of any Covered Proceeding by judgment, order, conviction, plea, settlement, or its equivalent, shall not of itself create a presumption that the act or omission was done fraudulently or in bad faith or as a result of wanton or willful misconduct or, with respect to any criminal Covered Proceeding, that the Person had reasonable cause to believe that his conduct was unlawful.

9.2.3    A Covered Person who was or is a party, or is threatened to be made a party, by reason of alleged acts or omissions in his capacity as a Covered Person, to any Covered Proceeding brought by or in the right of the Company or of the Members generally to procure a judgment in its or their favor, shall be indemnified and held harmless as set forth in Section 9.2.2 to the extent that such Covered Person acted in good faith and in a manner such Covered Person reasonably believed to be in or not opposed to the best interests of the Company. If the Covered Person shall have been adjudicated by final and nonappealable order in such Covered Proceeding to be liable to the Company or to the Members generally, then the indemnification provided for in the preceding sentence shall apply only to the extent that the tribunal having jurisdiction over such Covered Proceeding shall determine that, despite the adjudication of liability, in view of all the circumstances of the case, the Covered Person is fairly and reasonably entitled to such indemnification.

9.2.4    The Company shall pay, (i) from the inception of a Covered Proceeding and for its entire duration, all costs and expenses of the Covered Person with respect to such Covered Proceeding as they become due, including without limitation reasonable legal fees and expenses, and (ii) in connection with the termination of a Covered Proceeding (whether or not appellate or other review proceedings are taken or contemplated), all judgments, fines, settlement payments, other costs and expenses (including reasonable legal fees and expenses) and other amounts incurred by the Covered Person, provided that in each case described in clause (i) or (ii), the Covered Person shall have delivered to the Company a written undertaking to repay all such amounts to the Company to the extent it is determined, as provided in Section 9.2.2 or Section 9.2.3, that the Covered Person is not entitled to indemnification with respect to part or all of the amounts paid.

9.2.5    The Managing Member shall control the defense of any Covered Person in a Covered Proceeding as well as any settlement with respect to such Covered Person, including without limitation the selection and direction of counsel. The Covered Person shall not consent to the entry of any judgment or other dispositive order or to any settlement without the consent of the Managing Member. The Managing Member and counsel selected by it shall not consent to the entry of any judgment or other dispositive order as to the Covered Person which does not provide for a complete and unconditional release of all liability in favor of the Covered Person.

9.2.6    The obligations of the Company under this Section 9.2 shall be enforceable solely against the assets of the Company, and not against the assets of any Member, of any securityholder of the Managing Member, or of any officer, director, agent, or employee of the Company or the Managing Member. The provisions of this Section 9.2 are solely for the benefit of the Covered Person and his, her, or its heirs, personal representatives, successors, and assigns.

9.2.7    The rights and remedies granted a Covered Person by this Section 9.2 shall be in addition to, and not in lieu of, (i) any and all rights and remedies available to a Covered Person against the Company or any other Person, whether conferred by any provision of law, by any agreement, bylaw, articles of incorporation, or other document, or by any resolution or other action, and (ii) any and all rights and claims available to a Covered Person under any policy of insurance. Amounts payable under this Section 9.2 shall not be reduced or deferred by reason of any such other rights, remedies, or claims which may be available to a Covered Person, provided however, that a Covered Person shall have only one satisfaction with respect to amounts incurred, and provided further, that the Company shall be subrogated to a Covered Person’s claims against other Persons and under any policy of insurance, to the extent of payments made by the Company to such Covered Person under this Section 9.2. Notwithstanding anything herein to the contrary, no Person shall be entitled to any rights under this Section 9.2 without the prior written consent of the Managing Member.

9.3    Insurance. The Company may purchase and maintain such insurance with such coverages on behalf of Covered Persons and such other Persons as the Managing Member may determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company (or such other entity which he or she serves), regardless of whether the Company (or such entity) would have the power to indemnify such Person against such liability under the provisions of this Agreement. The Managing Member and the Company may enter into indemnity contracts with Covered Persons or other parties and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 9.2.2 above and containing such other procedures regarding indemnification as are appropriate, provided that such contracts and procedures shall not be in derogation of the protections provided by this Article 9. No Covered Person shall be permitted to make a claim under any insurance coverage purchased and maintained by the Company without the prior written consent of the Managing Member. For the avoidance of doubt, any costs or liabilities under any indemnity contract entered into by the Managing Member with a Covered Person shall be paid by the Company.

ARTICLE 10

RESTRICTIONS ON TRANSFERS OF OWNERSHIP INTERESTS

10.1    Transfers by the Managing Member. Except as otherwise provided in this Agreement, including in Sections 4.9, 4.10, 4.11 and 10.5, the Managing Member may not Transfer all or any part of its Ownership Interest without the Consent of the Members (other than the Managing Member) holding at least a majority of the aggregate Common Units then outstanding and held by such Members.

10.2    Transfers by Members.

10.2.1    Except as set forth in Section 10.2.2 or Section 10.5, to the fullest extent permitted by law, no Member may Transfer all or any part of such Member’s Ownership Interests without the prior written consent of the Managing Member, which consent may be given or withheld in the Managing Member’s sole and absolute discretion. Unless a Transferee is admitted as a substitute Member in accordance with Section 10.3, a Transfer by a Member of all or any part of such Member’s Common Units shall not release such Member from any of such Member’s obligations or liabilities hereunder or limit the Managing Member’s rights with respect to such Member of any nature whatsoever arising under this Agreement; provided, that any such Transferee shall be entitled to allocations and distributions with respect to its Common Units but shall not have any of the other rights of a Member under this Agreement.

10.2.2    The restrictions contained in the first sentence of Section 10.2.1 shall not apply to any of the following (each, a “Permitted Transfer” and each transferee, a “Permitted Transferee”): (i)(A) a Transfer pursuant to a Redemption in accordance with Article 11 or (B) a Transfer by a Member to another Member, the Company or any of its Subsidiaries, (ii) a Transfer to an Affiliate of, or owner of an equity interest in, a Member (including any distribution by such Member to its members, partners or shareholders or any redemption of the equity interests in such Member held by one or more of its members, partners or shareholders, and any related distributions or redemptions by such members, partners or shareholders to their respective members, partners or shareholders) or (iii) any Transfer of equity or other interests in such Member (including, for the avoidance of doubt, any Transfers of equity or other interests in the Managing Member) so long as such Transfer is consistent with the terms of any agreement with the Managing Member and/or the Company; provided, however, that (x) the restrictions contained in this Agreement will continue to apply to the transferred Units after any Permitted Transfer of such Units, and (y) in the case of the foregoing clause (ii), prior to such Transfer the transferor will deliver a written notice to the Managing Member, which notice will disclose in reasonable detail the identity of the proposed Permitted Transferee.

10.3    Certain Provisions Applicable to Transfers. Any Person who acquires Common Units in accordance with this Agreement (“Transferee”) shall be admitted as a Member upon the satisfaction of the following conditions:

10.3.1    the Transferee agrees to be bound by all the terms and provisions of this Agreement applicable to it;

10.3.2    the Transferor and Transferee execute and acknowledge such other instruments, in form and substance satisfactory to the Managing Member, as the Managing Member may deem necessary or desirable to effect such substitution; and

10.3.3    such Transfer does not (A) cause the Company to become a “publicly traded partnership”, as such term is defined in Section 469(k)(2) or 7704 of the Code, or (B) cause the Company to become subject to regulation or inspection under the Bank Holding Company Act of 1956, as amended.

For purposes of this Article 10, a transaction shall be deemed to be a Transfer, irrespective of its form, if it has economic effect which is substantially equivalent to that of a Transfer under the relevant circumstances.

10.4    Pledges. A holder of Common Units may pledge or grant a security interest in such Common Units subject to the following conditions:

10.4.1    such holder provides thirty (30) days’ prior written notice of the pledge or grant to the Managing Member;

10.4.2    such pledge or grant of security interest shall be made in connection with a bona fide extension of credit by a Person (the “Lender”) who in the ordinary course of such Person’s business engages in such extensions of credit; and

10.4.3    prior to completing such pledge or grant of security interest, such holder shall deliver to the Managing Member an undertaking or other instrument reasonably satisfactory to the Managing Member (and for the benefit of each holder of Common Units) in which the Lender acknowledges and agrees that the exercise by the Lender of remedies involving Transfer of ownership of such shares or of rights appurtenant thereto will be a Transfer subject to all the terms of conditions of this Agreement.

Notwithstanding the foregoing, the Managing Member may prevent a holder from pledging or granting a security interest in its Common Units if it determines that the exercise of the Lender’s remedies could cause a Transfer otherwise prohibited by this Agreement, including a Transfer prohibited by Section 10.3.3.

10.5    Certain Transactions with Respect to the Managing Member.

10.5.1    In connection with a Change of Control Transaction, each Member shall, and the Managing Member shall have the right, in its sole discretion, to require each Member to effect an Incentive Equity Exchange of all of such Member’s vested Incentive Equity Units (if any) pursuant to Section 11.3, and, a Redemption of all or a portion of such Member’s Common Units (including, but not limited to, any Common Units received by such member pursuant to such Incentive Equity Exchange and any other Common Units held by any Member), pursuant to which such Common Units will be exchanged for shares of Class A Common Stock (or economically equivalent cash or securities of a successor entity), mutatis mutandis, in accordance with the Redemption provisions of Article 11 and otherwise in accordance with this Section 10.5.1. Any such Redemption pursuant to this Section 10.5.1 shall be effective immediately prior to the consummation of such Change of Control Transaction (and, for the avoidance of doubt, shall be contingent upon the consummation of such Change of Control Transaction and shall not be effective if such Change of Control Transaction is not consummated) (the date of such Redemption pursuant to this Section 10.5.1, the “Change of Control Date”). From and after the Change of Control Date, (i) the Common Units subject to such Redemption shall be deemed to be transferred to the Managing Member on the Change of Control Date and (ii) each such Member shall cease to have any rights with respect to the Common Units subject to such Redemption (other than the right to receive shares of Class A Common Stock (or economically equivalent cash or equity securities in a successor entity) pursuant to such Redemption). In the event of an expected Change of Control Transaction, the Managing Member shall provide written notice of an expected Change of Control Transaction to all Members within the earlier of (x) five (5) Business Days following the execution of a definitive agreement providing for such Change of Control Transaction and (y) ten (10) Business Days before the proposed date upon which the contemplated Change of Control Transaction is to be effected, including in such notice such information as may reasonably describe the Change of Control Transaction, subject to applicable law or regulation, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Class A Common Stock in the Change of Control Transaction and any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with a Change of Control Transaction (which election shall be available to each Member on the same terms as holders of shares of Class A Common Stock). Following delivery of such notice and on or prior to the Change of Control Date, the Members shall take all actions reasonably requested by the Managing Member to effect such Redemption, including taking any action and delivering any document required pursuant to this Section 10.5.1 to effect such Redemption.

10.5.2    In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization, or similar transaction with respect to Class A Common Stock (a “Pubco Offer”) is proposed by the Managing Member or is proposed to the Managing Member or its stockholders and approved by the Board or is otherwise effected or to be effected with the consent or approval of the Board, the Managing Member shall provide written notice of the Pubco Offer to all Members within the earlier of (i) five (5) Business Days following the execution of an agreement (if applicable) with respect to, or the commencement of (if applicable), such Pubco Offer and (ii) ten (10) Business Days before the proposed date upon which the Pubco Offer is to be effected, including in such notice such information as may reasonably describe the Pubco Offer, subject to applicable law or regulation, including the date of execution of such agreement (if applicable) or of such commencement (if applicable), the material terms of such Pubco Offer, including the amount and types of consideration to be received by holders of shares of Class A Common Stock in the Pubco Offer, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such Pubco Offer, and the number of Common Units held by such Member that is applicable to such Pubco Offer. The Members shall be permitted to participate in such Pubco Offer by delivering a written notice of participation that is effective immediately prior to the consummation of such Pubco Offer (and that is contingent upon consummation of such offer), and shall include such information necessary for consummation of such offer as requested by the Managing Member. In the case of any Pubco Offer that was initially proposed by the Managing Member, the Managing Member shall use reasonable best efforts to enable and permit the Members to participate in such transaction to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock, and to enable such Members to participate in such transaction without being required to exchange Common Units prior to the consummation of such transaction.

10.5.3    In the event that a transaction or proposed transaction constitutes both a Change of Control Transaction and a Pubco Offer, the provisions of Section 10.5.1 shall take precedence over the provisions of Section 10.5.2 with respect to such transaction, and the provisions of Section 10.5.2 shall be subordinate to provisions of Section 10.5.1, and may only be triggered if the Managing Member elects to waive the provisions of Section 10.5.1.

ARTICLE 11

REDEMPTION

11.1    Redemption Right of a Member.

11.1.1    Each Member (other than the Managing Member and its Subsidiaries) shall be entitled to cause the Company to redeem (a “Redemption”) its Common Units in whole or in part (the “Redemption Right”) at any time and from time to time and, to the extent applicable to such Member, following the waiver or expiration of the Lock-Up Period (as defined in the Lock-Up Agreement), relating to the shares of the Managing Member that may be applicable to such Member. A Member desiring to exercise its Redemption Right (each, a “Redeeming Member”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Company with copies to the Managing Member. The Redemption Notice shall specify the number of Common Units (the “Redeemed Units”) that the Redeeming Member intends to have the Company redeem and a date, not less than three (3) Business Days nor more than ten (10) Business Days after delivery of such Redemption Notice (unless and to the extent that the Managing Member in its sole discretion agrees in writing to waive such time periods), on which exercise of the Redemption Right shall be completed (the “Redemption Date”); provided, that the Company, the Managing Member and the Redeeming Member may change the number of Redeemed Units and/or the Redemption Date specified in such Redemption Notice to another number and/or date by mutual agreement signed in writing by each of them; provided, further, that the Redemption may be conditioned (including as to timing) by the Redeeming Member on the closing of an underwritten distribution of the shares of Class A Common Stock that may be issued in connection with such proposed Redemption. Subject to Section 11.3 and unless the Redeeming Member has revoked or delayed a Redemption as provided in Section 11.1.2, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date):

11.1.1.1    the Redeeming Member shall Transfer and surrender, free and clear of all liens and encumbrances the Redeemed Units to the Company (including any certificates representing the Redeemed Units if they are certificated); and

11.1.1.2    the Company shall (a) cancel the Redeemed Units, (b) transfer to the Redeeming Member the Share Settlement, and (c) if the Units are certificated, issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant Section 11.1.1 and the Redeemed Units.

11.1.2    A Redeeming Member shall be entitled to revoke its Redemption Notice or delay the consummation of a Redemption if any of the following conditions exists:

11.1.2.1    any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Redeeming Member at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective;

11.1.2.2    the Managing Member shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption;

11.1.2.3    the Managing Member shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeeming Member to have its Class A Common Stock registered at or immediately following the consummation of the Redemption;

11.1.2.4    the Redeeming Member is in possession of any material non-public information concerning the Managing Member, the receipt of which results in such Redeeming Member being prohibited or restricted from selling Class A Common Stock at or immediately following the Redemption without disclosure of such information (and the Managing Member does not permit disclosure of such information);

11.1.2.5    any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Redeeming Member at or immediately following the Redemption shall have been issued by the SEC;

11.1.2.6    there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded;

11.1.2.7    there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Entity that restrains or prohibits the Redemption;

11.1.2.8    the Managing Member shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Redeeming Member to consummate the resale of Class A Common Stock to be received upon such Redemption pursuant to an effective registration statement; or

11.1.2.9    the Redemption Date would occur three (3) Business Days or less prior to, or during, a Black-Out Period;

If a Redeeming Member delays the consummation of a Redemption pursuant to this Section 11.1.2, the Redemption Date shall occur on the fifth (5th) Business Day following the date on which the condition(s) giving rise to such delay cease to exist (or such other day as the Managing Member, the Company and such Redeeming Member may agree in writing).

11.1.3    The number of shares of Class A Common Stock (together with any Corresponding Rights) applicable to any Share Settlement shall not be adjusted on account of any distributions previously made with respect to the Redeemed Units or dividends previously paid with respect to Class A Common Stock; provided, however, that if a Redeeming Member causes the Company to redeem Redeemed Units and the Redemption Date occurs subsequent to the record date for any distribution with respect to the Redeemed Units but prior to payment of such distribution, the Redeeming Member shall be entitled to receive such distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeeming Member Transferred and surrendered the Redeemed Units to the Company prior to such date; provided, further, however, that a Redeeming Member shall be entitled to receive any and all distributions pursuant to Section 6.3 that such Redeeming Member otherwise would have received in respect of income allocated to such Member for the portion of any taxable period irrespective of whether such distribution(s) are declared or made after the Redemption Date. For the avoidance of doubt and for the purpose of avoiding duplication, the Redeeming Member entitled to receive any distribution pursuant to the preceding sentence shall not also receive the dividend declared on the applicable Share Settlement in connection with the same distribution.

11.1.4    In the case of a Share Settlement, in the event a reclassification or other similar transaction occurs following delivery of a Redemption Notice, but prior to the Redemption Date, as a result of which shares of Class A Common Stock are converted into another security, then a Redeeming Member shall be entitled to receive the amount of such other security (and, if applicable, any Corresponding Rights) that the Redeeming Member would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date of such reclassification or other similar transaction.

11.1.5    Notwithstanding anything to the contrary contained herein, neither the Company nor the Managing Member shall be obligated to effectuate a Redemption if such Redemption could (as determined in the reasonable discretion of the Managing Member) cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code or successor provisions of the Code.

11.2    Contribution of the Managing Member. Unless the Redeeming Member has timely revoked or delayed a Redemption as provided in Section 11.1.2, subject to Section 11.5, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) the Managing Member shall make a capital contribution to the Company (in the form of the Share Settlement), and (ii), the Company shall issue to the Managing Member a number of Common Units equal to the number of Redeemed Units surrendered by the Redeeming Member.

11.3    Exchange of Incentive Equity Units. From and after the later of the (i) twelve (12)-month anniversary of the consummation of the transactions contemplated by the Purchase Agreement and (ii) six (6)–month anniversary of the date on which the relevant Incentive Equity Units vests (unless such time restriction is waived by the Managing Member in its sole discretion with respect to any proposed Incentive Equity Exchange or such restriction is expressly waived in an individual award agreement), and subject to (A) the terms of any Trading Policy (including any Black-Out Period contained therein), (B) the waiver or expiration of any contractual lock-up period relating to the shares of the Managing Member (or any corresponding Units) that may be applicable to such Member and (C) the terms of this Agreement, each Member shall be entitled to cause the Company to exchange (an “Incentive Equity Exchange”) its vested Incentive Equity Units for Common Units, in whole or in part (the “Incentive Equity Exchange Right”) at any time and from time to time. A Member desiring to exercise its Incentive Equity Exchange Right (an “Incentive Equity Exchanging Member”) shall exercise such right by giving written notice (the “Incentive Equity Exchange Notice”) to the Company. The Incentive Equity Exchange Notice shall specify the number of Incentive Equity Units (the “Exchanged Incentive Equity Units”) that the Incentive Equity Exchanging Member intends to have the Company exchange for Common Units, the corresponding Incentive Equity Unit Grant Agreement under which such Exchanged Incentive Equity Units (or the Original Existing Company Incentive Units which converted into such Exchanged Incentive Equity Units) were issued, and a date, not less than three (3) Business Days nor more than ten (10) Business Days after delivery of such Incentive Equity Exchange Notice (unless and to the extent that the Managing Member in its sole discretion agrees in writing to waive such time periods), on which exercise of the Incentive Equity Exchange Right shall be completed (the “Incentive Equity Exchange Date”); provided, that the Company and the Incentive Equity Exchanging Member may change the number of Exchanged Incentive Equity Units and/or the Incentive Equity Exchange Date specified in such Incentive Equity Exchange Notice to another number and/or date by mutual agreement signed in writing by each of them. On the Incentive Equity Exchange Date (to be effective immediately prior to the close of business on the Incentive Equity Exchange Date): (a) the Incentive Equity Exchanging Member shall Transfer and surrender, free and clear of all liens and encumbrances, the Exchanged Incentive Equity Units to the Company and (b) the Company shall (i) cancel the Exchanged Incentive Equity Units, (ii) issue to the Incentive Equity Exchanging Member a number of Common Units equal to the sum (A) (x) the aggregate Fair Market Value of the Exchanged Incentive Equity Units (taking into consideration the Distribution Threshold and Unreturned Catch-Up Amount, if any, on such Exchanged Incentive Equity Units, but excluding any value associated with the Common Units to be issued pursuant to clause (B) of this sentence) divided by (y) the per-Unit Fair Market Value of the Common Units plus (B) the aggregate Incentive Equity Unit Adjustment Amount with respect to the Exchanged Incentive Equity Units, and (iii) if the Exchanged Incentive Equity Units are certificated, issue to the Incentive Equity Exchanging Member a certificate for a number of Incentive Equity Units equal to the difference (if any) between the number of Incentive Equity Units evidenced by the certificate surrendered by the Incentive Equity Exchanging Member pursuant to clause (a) of this Section 11.3 and the Exchanged Incentive Equity Units. Upon issuance of the Common Units, such Common Units shall immediately be subject to all of the provisions herein applicable to Common Units, including the Redemption provisions contained in this Article 11, and notwithstanding anything herein to the contrary, immediately upon consummation of any Exchange, unless otherwise agreed in writing between the Incentive Equity Exchanging Member and the Managing Member, the Incentive Equity Exchanging Member shall be deemed to have initiated its Redemption Right with respect to the new Common Units received in such Incentive Equity Exchange, and therefore the provisions of the foregoing Section 11.1 shall be deemed to apply as though the applicable Member had sent a Redemption Notice thereunder on the date that it sent the Incentive Equity Exchange Notice under this Section 11.3, such that the Redemption occurs on the same day as, and immediately following, the Incentive Equity Exchange.

11.4    Direct Exchange Right of the Managing Member.

11.4.1    Notwithstanding anything to the contrary in this Article 11 (without limitation to the rights of the Members under this Article 11, including the right to revoke a Redemption Notice), the Managing Member may, in its sole and absolute discretion, elect to effect on the Redemption Date the exchange of Redeemed Units for the Share Settlement through a direct exchange of such Redeemed Units and the Share Settlement between the Redeeming Member, on the one hand, and the Managing Member, on the other hand (a “Direct Exchange”) rather than contributing the Share Settlement to the Company for purposes of the Company redeeming the Redeemed Units from the Redeeming Member in consideration of the Share Settlement. Upon such Direct Exchange pursuant to this Section 11.4, the Managing Member shall acquire the Redeemed Units and shall be treated for all purposes of this Agreement as the owner of such Units.

11.4.2    The Managing Member may, at any time prior to a Redemption Date, deliver written notice (an “Exchange Election Notice”) to the Company and the Redeeming Member setting forth its election to exercise its right to consummate a Direct Exchange; provided, that such election is subject to the limitations set forth in Article 11 and does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. An Exchange Election Notice may be revoked by the Managing Member at any time; provided, that any such revocation does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. The right to consummate a Direct Exchange in all events shall be exercisable for all of the Redeemed Units that would have otherwise been subject to a Redemption.

11.4.3    Except as otherwise provided by this Section 11.4, a Direct Exchange shall be consummated pursuant to the same timeframe as the relevant Redemption would have been consummated if the Managing Member had not delivered an Exchange Election Notice and as follows:

11.4.3.1    the Redeeming Member shall transfer and surrender, free and clear of all liens and encumbrances, the Redeemed Units to the Managing Member;

11.4.3.2    the Managing Member shall pay to the Redeeming Member the Share Settlement; and

11.4.3.3    the Company shall (x) register the Managing Member as the owner of the Redeemed Units and (y) if the Units are certificated, issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to this Section 11.4 and the Redeemed Units, and issue to the Managing Member a certificate for the number of Redeemed Units acquired from the Redeeming Member pursuant to this Section 11.4.

11.5    Reservation of Shares of Class A Common Stock; Listing; Certificate of Incorporation. At all times the Managing Member shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Share Settlement in connection with a Redemption, such number of shares of Class A Common Stock as shall be issuable upon any such Share Settlement pursuant to a Redemption; provided that nothing contained herein shall be construed to preclude the Managing Member from satisfying its obligations in respect of any such Share Settlement pursuant to a Redemption by delivery of purchased Class A Common Stock (which may or may not be held in the treasury of the Managing Member). Subject to the terms of the Registration Rights Agreement, the Managing Member shall deliver Class A Common Stock that has been registered under the Securities Act with respect to any Share Settlement pursuant to a Redemption to the extent a registration statement is effective and available with respect to such shares. The Managing Member shall use its commercially reasonable efforts to list the Class A Common Stock required to be delivered upon any such Share Settlement pursuant to a Redemption prior to such delivery upon each national securities exchange upon which the outstanding shares of Class A Common Stock are listed at the time of such Share Settlement pursuant to a Redemption (it being understood that any such shares may be subject to transfer restrictions under applicable securities Laws). The Managing Member covenants that all shares of Class A Common Stock issued in connection with a Share Settlement pursuant to a Redemption will, upon issuance, be validly issued, fully paid and non-assessable. The provisions of this Article 11 shall be interpreted and applied in a manner consistent with any corresponding provisions of the Managing Member’s certificate of incorporation (if any).

11.6    Effect of Exercise of Redemption. This Agreement shall continue notwithstanding the consummation of a Redemption by a Member and all rights set forth herein shall continue in effect with respect to the remaining Members and, to the extent the Redeeming Member has any remaining Common Units following such Redemption, the Redeeming Member. No Redemption shall relieve a Redeeming Member of any prior breach of this Agreement by such Redeeming Member.

11.7    Tax Treatment. Unless otherwise required by applicable law including a determination of an applicable taxing authority that is final, the parties hereto agree to treat any Redemption (including any Redemption occurring in connection with an Incentive Equity Exchange) or Direct Exchange as a direct exchange between the Managing Member and the Redeeming Member for U.S. federal and applicable state and local income tax purposes and each of the Company, the Managing Member and the applicable Redeeming Members and their respective Affiliates shall report any Redemption or Direct Exchange consistent therewith for all U.S. federal and applicable state and local income tax purposes unless otherwise required by applicable law including a determination of an applicable taxing authority that is final.

11.8    Blocker Merger Transaction Cooperation. Following the waiver or expiration of the Lock-Up Period (as defined in the Lock-Up Agreement), if requested by any Member, the Managing Member and the Company shall work together in good faith with any such requesting Member to structure a transaction that provides for such Member (or an Affiliate thereof) to, in lieu of exercising Redemption Rights applicable to all or a portion of the Common Units held (directly or indirectly) by such Member, merge an entity (a “Blocker Corporation”) that (i) is classified as a corporation for U.S. federal income tax purposes, (ii) has no material assets other than Common Units and (iii) has no liabilities other than any liabilities directly relating to the Common Units held by such corporation (iv) does not have, and has never engaged in, any activities other than holding Common Units, and (v) was formed sufficiently in advance of any merger with and into the Managing Member or with or into one or more Subsidiaries of the Managing Member that is treated as a corporation or an entity that is disregarded as separate from the Managing Member for U.S. federal income tax purposes (any such merger, or any substantially similar transaction pursuant to which the equityholder of the Blocker Corporation receives Class A Common Stock in exchange for all of the interests in the Blocker Corporation, a “Blocker Merger Transaction”). Such Member shall notify the Managing Member and the Company in writing of any request by the Member to implement a Blocker Merger Transaction, and the Managing Member, the Company and the applicable Member shall work together to structure any such Blocker Merger Transaction in a manner that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and shall draft definitive documentation with respect to any such Blocker Merger Transaction. Such definitive documentation shall include customary representations and customary indemnification, including customary indemnification with respect to any taxes of or with respect to the Blocker Corporation, and shall provide for the rights, if any, the Member may have under the Tax Receivable Agreement following any such Blocker Merger Transaction. Notwithstanding the foregoing, in no event shall any Blocker Merger Transaction be required if such Blocker Merger Transaction would reasonably be expected to result in adverse tax consequences to the Company or any Subsidiary thereof, the Managing Member or any Subsidiary thereof, or any other Member.

ARTICLE 12

DISSOLUTION, LIQUIDATION AND TERMINATION

12.1    Dissolution. The Company will be dissolved and its affairs will be wound up upon the occurrence of the first of any of the following events: (a) the written agreement of Members holding 80% of the Units then outstanding; or (b) dissolution required by operation of law.

12.2    Notice of Dissolution. Upon the dissolution of the Company, the Managing Member will promptly notify each of the Members of such dissolution.

12.3    Liquidation. Upon dissolution of the Company, the Managing Member, as liquidating trustee, will immediately commence to wind up the Company’s affairs; provided, however, that a reasonable time will be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the losses attendant upon a liquidation. The Members will continue to share Profits and Losses and other items required to be allocated under Article 5, in the same manner as before the dissolution of the Company. The proceeds of liquidation will be applied (i) first, to the payment of amounts owed to creditors, (ii) then to the establishment of such reserves for contingent liabilities and costs of liquidation as the Managing Member may reasonably determine, and (iii) then to distributions to the Members in accordance with Section 6.1 or Section 6.2.

12.4    Termination. The Company will terminate when all of the assets of the Company have been distributed in the manner provided for in Section 12.3. Notwithstanding the foregoing, Section 3.5, Article 5, Article 8, Article 9, Section 11.7, this Article 12 and Article 14 will survive termination of the Company and this Agreement in accordance with their terms.

12.5    Claims of the Members. Members and former Members will look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members will have no recourse against the Company or any other Member.

ARTICLE 13

PROCEDURES FOR ACTIONS AND CONSENTS OF MEMBERS

13.1    Procedures for Actions and Consents of Members. The actions requiring Consent of any Member or Members pursuant to this Agreement, including Section 3.6 hereof, or otherwise pursuant to applicable law, are subject to the procedures set forth in this Article 13.

13.2    Actions and Consents of Members.

13.2.1    Meetings of the Members may be called only by the Managing Member to transact any business that the Managing Member determines. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Members entitled to act at the meeting not less than seven (7) days nor more than sixty (60) days prior to the date of such meeting. Members may vote in person or by proxy at such meeting. Unless approval by a different number or proportion of the Members is required by this Agreement, the affirmative vote of Members holding a majority of the outstanding Units held by the Members entitled to act on any proposal shall be sufficient to approve such proposal at a meeting of the Members. Whenever the vote, consent or approval of Members is permitted or required under this Agreement, such vote, consent or approval may be given at a meeting of Members by written Consent in accordance with the procedure prescribed in Section 13.2.2 hereof.

13.2.2    Any action requiring the Consent of any Member or group of Members pursuant to this Agreement or that is required or permitted to be taken at a meeting of the Members may be taken without a meeting if a consent in writing or by electronic transmission setting forth the action so taken or consented to is given by Members whose affirmative vote would be sufficient to approve such action or provide such Consent at a meeting of the Members. Such consent may be in one instrument or in several instruments, and shall have the same force and effect as the affirmative vote of such Members at a meeting of the Members. Such consent shall be filed with the Managing Member. An action so taken shall be deemed to have been taken at a meeting held on the effective date so specified by the Managing Member. For purposes of obtaining a Consent in writing or by electronic transmission, the Managing Member may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a Consent to the Managing Member’s recommendation with respect to the proposal; provided, however, that an action shall become effective at such time as requisite Consents are received even if prior to such specified time.

13.2.3    Each Member entitled to act at a meeting of the Members may authorize any Person or Persons to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Each proxy must be signed by the Member or its attorney-in-fact. Every proxy shall be revocable in the discretion of the Member executing it, such revocation to be effective upon the Company’s receipt of written notice of such revocation from the Member executing such proxy, unless such proxy states that it is irrevocable and is coupled with an interest.

13.2.4    The Managing Member may set, in advance, a record date for the purpose of determining the Members (i) entitled to Consent to any action, (ii) entitled to receive notice of or vote at any meeting of the Members or (iii) in order to make a determination of Members for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than ninety (90) days and, in the case of a meeting of the Members, not less than five (5) days, before the date on which the meeting is to be held or Consent is to be given. If no record date is fixed, the record date for the determination of Members entitled to notice of or to vote at a meeting of the Members shall be at the close of business on the day on which the notice of the meeting is sent, and the record date for any other determination of Members shall be the effective date of such Member action, distribution or other event. When a determination of the Members entitled to vote at any meeting of the Members has been made as provided in this section, such determination shall apply to any adjournment at such meeting.

13.2.5    Each meeting of Members shall be conducted by the Managing Member or such other Person as the Managing Member may appoint pursuant to such rules for the conduct of the meeting as the Managing Member or such other Person deems appropriate in its sole and absolute discretion. Without limitation of the foregoing, meetings of Members may be held at the same time as and as part of, and conducted in the same manner as, the meetings of the Managing Member’s stockholders.

ARTICLE 14

MISCELLANEOUS

14.1    Notices. All notices provided for in this Agreement will be in writing, duly signed by the party giving such notice, addressed as follows:

(a)         If given to the Company, to the Managing Member at the address for such Member set forth on Exhibit A; and

(b)         If given to any Member or any of such Member’s members or shareholders, at its address set forth on Exhibit A.

All notices required or permitted by this Agreement shall be given by overnight first class mail, postage prepaid, sent by commercial overnight courier service or by electronic mail (with a subject indicating that it is a notice pursuant to this Agreement). Any such notice will be deemed to have been duly given or made and to have become legally effective, in each case, only at the time of receipt thereof by both the primary Person to whom it is directed and each Person to whom a copy is required to be sent in accordance with Exhibit A. Any provision in this Agreement referring to the “giving” or “delivery” of a notice shall be construed in accordance with the preceding sentence.

14.2    Failure to Pursue Remedies. The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement will not prevent a subsequent act, which would have originally constituted a violation from having the effect of an original violation.

14.3    Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party will not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

14.4    Binding Effect. Subject to other applicable provisions of this Agreement, this Agreement will be binding upon and inure to the benefit of the parties and, to the extent permitted by this Agreement, their successors, heirs, legal representatives and assigns. Whenever any provision of this Agreement refers to a Member, such provision shall be deemed to refer also to any Transferee of an Ownership Interest of such Member, subject to other applicable provisions of this Agreement.

14.5    Interpretation. All references to “this Agreement” include the exhibits, schedules, and appendixes hereto. Throughout this Agreement, nouns, pronouns and verbs will be construed as masculine, feminine, neuter, singular or plural, whichever will be applicable. All references herein to Sections, subsections, paragraphs or clauses, or to exhibits, schedules or appendixes, will refer to corresponding provisions of this Agreement. Use of the word “including” shall mean “including without limitation,” unless otherwise stated.

14.6    Severability. The invalidity or unenforceability of any particular provision of this Agreement will not affect the other provisions hereof, and this Agreement will be construed in all respects as if such invalid or unenforceable provision were omitted.

14.7    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

14.8    Integration. This Agreement and all Exhibits and Appendices hereto, together with all other agreements that will become effective on the Effective Date, constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and shall supersede all prior agreements and understanding pertaining hereto.

14.9    Amendments. Subject to the Stockholders’ Agreement, this Agreement may be amended, supplemented, waived or modified by the written consent of the Managing Member in its sole discretion without the approval of any other Member or other Person.

14.10    Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

14.11    Governing Law. This Agreement and the rights of the parties hereunder will be interpreted in accordance with the laws of the State of Delaware and all rights and remedies will be governed by such laws without regard to principles of conflict of laws.

14.12    Consent to Jurisdiction. Each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement, and each party hereby irrevocably agrees that all claims asserted in such action or proceeding shall be heard and determined in any such court. Each party further irrevocably waives any objection which such party may now or hereafter have to the venue of the state or federal court in the State of Delaware having jurisdiction, and irrevocably agrees not to assert that such court is an inconvenient forum.

14.13    Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Third Amended and Restated Operating Agreement of Sky Harbour LLC, as of the date first above written.

COMPANY:

SKY HARBOUR LLC, a Delaware limited liability company

/s/ Tal Keinan
Name: Tal Keinan
Title: Chief Executive Officer

MANAGING MEMBER:

SKY HARBOUR GROUP CORPORATION, a Delaware corporation

/s/ Tal Keinan
Name: Tal Keinan
Title: Chief Executive Officer

[Signature Page to Third Amended and Restated Operating Agreement]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Third Amended and Restated Operating Agreement of Sky Harbour LLC, as of the date first above written.

By:	/s/ Tal Keinan
Tal Keinan, Individually

[Signature Page to Third Amended and Restated Operating Agreement]

DUE WEST PARTNERS LLC, a Washington limited liability company

By:	/s/ Nick Wellmon
Name: Nick Wellmon
Title: Managing Partner

[Signature Page to Third Amended and Restated Operating Agreement]

CENTER SKY HARBOUR LLC, a Delaware limited liability company

By:	/s/ Alex Valner
Name: Alex Valner
Title: Manager

[Signature Page to Third Amended and Restated Operating Agreement]

AMODAE CAPITAL LLC, a New York limited liability company

By:	/s/ Eli Elefant
Name: Eli Elefant
Title: Managing Member

[Signature Page to Third Amended and Restated Operating Agreement]

By:	/s/ Walter Jackson
Walter Jackson, Individually

[Signature Page to Third Amended and Restated Operating Agreement]

By:	/s/ Joshua Lobel
Joshua Lobel, Individually

[Signature Page to Third Amended and Restated Operating Agreement]

By:	/s/ Haydeh Davoudi
Haydeh Davoudi, Individually

[Signature Page to Third Amended and Restated Operating Agreement]

EXHIBIT A

Names and Addresses of the Members for Notice and Other Purposes

If to the Company or the Managing Member:

Sky Harbour LLC
136 Tower Road, Hangar M, Suite 205
White Plains, NY 10604
Attention: Tal Keinan
E-mail: tkeinan@skyharbour.group

With a copy to:

Morrison & Foerster LLP
250 West 55th Street
New York, New York 10019
Attention: Mitchell Presser; Omar Pringle; Aly El-Hamamsy
E-mail: mpresser@mofo.com; opringle@mofo.com; aelhamamsy@mofo.com

If to the Members:

Due West Partners LLC

8260 SE 31st St

Mercer Island, WA 98040

Attention: Nick Wellmon

Email: nickw@duewestpartners.com

Center Sky Harbour LLC

9355 Wilshire Blvd

Suite 350

Beverly Hills, CA 90210

Attention: Alex Valner

Email: avalner@centercp.com

Walter Jackson

418 Carriage Lane

Wyckoff, NJ 07481

Email: walteralford.jackson@gmail.com

Joshua Lobel

5646 Meadowood Road

Dallas, TX 75220

Email: jlobel@focusroq.com

A-1

Haydeh Davoudi

4618 Staunton Street

Houston, TX 77027

Email: ali@davoudi.com

Amodae Capital LLC

400 W 63rd St, 2101

New York, NY 10069

Attention: Eli Elefant

Email: eli@pbcus.com

Tal Keinan

159 West 91st Street

New York, NY 10024

Email: tkeinan@skyharbour.group

A-2

EXHIBIT B

Schedule of Converting Units and Warrants

Holder	Existing Company Units	Converted Common Units	Common Units Issued Under Warrants
Tal Keinan	27,035.04 Founder Units	17,943,792	--
Due West Partners LLC	15,000 Series A Preferred Units	11,640,460	--
Center Sky Harbour LLC	15,000 Series A Preferred Units	11,637,960	--
Walter Jackson	531.25 Series A Preferred Units	412,072	--
Joshua Lobel	531.25 Series A Preferred Units	412,072	--
Haydeh Davoudi	125 Series A Preferred Units	97,004	--
Amodae Capital LLC	62.5 Series A Preferred Units	48,890	--
BOC YAC Funding LLC	8,049.409 Series B Preferred Units	0	--
Sky Harbour Group Corporation, as Managing Member	--	14,937,581*	14,519,278

* Newly issued units to the Managing Member as of the Effective Date.

B-1

EXHIBIT C

Schedule of Incentive Equity Units

Name of Member	Number of Existing Company Incentive Units	Number of Incentive Equity Units	Distribution Threshold	Date of Incentive Equity Unit Grant Agreement
Francisco Gonzalez	1,976*	1,421,587*	$66,000,000	May 13, 2021
Francisco Gonzalez	329	201,986	$66,000,000	May 13, 2021
Alexander Saltzman	1,317*	947,485*	$66,000,000	May 13, 2021
Timothy Herr	329*	236,692*	$66,000,000	May 13, 2021
TOTAL	3,951	2,807,750	$66,000,000

* Denotes whether the Incentive Equity Units are Catch-Up Units.

C-1